Act File No. 333-XXXXXX

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
NATIONWIDE LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)
OHIO	63	31-4156830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Robert W. Horner, III
Vice President and Secretary
One Nationwide Plaza
Columbus, Ohio 43215
Telephone:  (614) 249-7111

(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [   ]
Accelerated filer [   ]
Non-accelerated filer (Do not check if a smaller reporting company) [   ]
Smaller reporting Company [   ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Interests in Individual Supplemental Immediate Fixed Income Annuity	*	*	$1,000,000	$39.30

* The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable in that these Contracts are not issued in predetermined amounts or units.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Select Retirement
INDIVIDUAL SUPPLEMENTAL IMMEDIATE FIXED INCOME ANNUITY CONTRACT
Issued by
NATIONWIDE LIFE INSURANCE COMPANY
One Nationwide Plaza
Columbus, Ohio 43215
Telephone:  1-800-848-6331
The date of this prospectus is _______________, 2009.

This prospectus describes Select Retirement, individual supplemental immediate fixed income annuity contracts (referred to as “Contracts”) issued by Nationwide Life Insurance Company (“Nationwide”), which are offered to investors with Citigroup Global Markets Inc. and its Smith Barney and Investment Advisory Services divisions, Citi Private Bank and other Citigroup Inc. affiliates (collectively, “CGM”).  The Contract provides for guaranteed income for the life of a designated person based on the Contract owner’s account at CGM, provided all conditions specified in this prospectus are met, regardless of the actual performance or value of the investments in the account.

The Contract has no cash surrender value and does not provide a death benefit.

Prospective purchasers may apply to purchase a Contract through CGM broker dealers who have entered into a selling agreement with Nationwide Investment Services Corporation ("NISC"), a subsidiary of Nationwide that acts as the general distributor of the Contracts sold through this prospectus.

This prospectus provides important information that a prospective purchaser of a Contract should know before investing.  Please read this prospectus carefully and keep it for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The Contracts described in this prospectus may not be available in all state jurisdictions and, accordingly, representations made in this prospectus do not constitute an offering in such jurisdictions.

The Contract:
•	Is NOT a bank deposit
•	Is NOT FDIC insured
•	Is NOT insured or endorsed by a bank or any government agency
•	Is NOT available in every state

A purchase of this Contract is subject to certain risks.  Please see the “Risk Factors” section on page 16.  The Contract is novel and innovative.  To date, the tax consequences of the Contract have not been addressed in published legal authorities; however, we understand that the Internal Revenue Service (“IRS”) may be considering tax issues associated with products similar to the Contracts, and there is no certainty as to what the IRS will conclude is the proper tax treatment for the Contracts.  Consequently, you should consult a tax advisor before purchasing a Contract.

TABLE OF CONTENTS

SUMMARY OF THE CONTRACTS	1
RISK FACTORS	16
YOUR RELATIONSHIP WITH CGM AND NATIONWIDE	18
THE ACCUMULATION PHASE	19
THE WITHDRAWAL PHASE	20
TRIGGERING THE INCOME PHASE	25
THE INCOME PHASE	26
TERMS AND CONDITIONS OF THE CONTRACT	27
SPOUSAL CONTINUATION OPTION	27
THE CONTRACT FEE	28
MANAGING WITHDRAWALS FROM YOUR ACCOUNT	30
DEATH PROVISIONS	30
MARRIAGE TERMINATION PROVISIONS	32
SUSPENSION AND TERMINATION PROVISIONS	32
FEDERAL INCOME TAX CONSIDERATIONS	35
PREMIUM TAXES	39
MISCELLANEOUS PROVISIONS	39
DISTRIBUTION (MARKETING) OF THE CONTRACT	40
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	40
LEGAL OPINION	40
ABOUT NATIONWIDE	40
EXPERTS	41
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	41
DEFINITIONS	41

Available Information

Nationwide Life Insurance Company files reports with the Securities and Exchange Commission “SEC” on Forms 10-Q, 10-K and 8-K.

The public may read and copy these reports at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like Nationwide Life Insurance Company, that file electronically with the SEC (http://www.sec.gov).

i

SUMMARY OF THE CONTRACTS

Preliminary note regarding terms used in this prospectus:

Certain terms used in this prospectus have specific and important meanings.  Some are explained below.  Others are explained as they appear in the prospectus.  Additionally, in the back of this prospectus, there is a “Definitions” provision containing definitions of all of the terms used in the prospectus.

➢	“We,” “us,” “our,” “Nationwide” or the “Company” means Nationwide Life Insurance Company.

➢
“You” or “yours,” “owner” or “Contract owner” means the owner of the Contract.  If more than one owner is named, each owner may also be referred to as a “joint owner.”  Joint owners are permitted only when they are spouses as recognized by applicable Federal law.

➢
“Your Account” means the Select Unified Managed Account (“UMA”) account you own, the assets of which are maintained at CGM.  As described further below, “Select UMA” is an investment advisory program offered by CGM.  CGM offers Your Account through registered representatives and investment advisor representatives (“Financial Advisors”) of CGM.  You must purchase a Contract with the assistance of these Financial Advisors.   Financial Advisors assist clients in analyzing whether the investment options are appropriate for the client.  If your Financial Advisor recommends a CGM account to you, upon your request, CGM will open Your Account.

The following is a summary of the Contract.  Unless otherwise noted, this prospectus assumes that you are the sole Contract owner.  You should read the entire prospectus in addition to this summary.

What is the Contract?

The Contract is an Individual Supplemental Immediate Fixed Income Annuity Contract that is available for you to purchase if you open and own Your Account.  If you own Your Account, then you and your Financial Advisor have determined that one or more CGM investment options available in the Select UMA investment advisory program are appropriate for you.  The Contract is an optional feature available on Your Account for those investors who intend to use the assets in their account to provide income payments for retirement or other long-term purposes.

Specifically, the Contract provides for annuity payments (“Guaranteed Lifetime Income Payments”) to be paid to you under circumstances outlined below as long you meet the conditions of the Contract as described in this prospectus.  If or when you take withdrawals (“Guaranteed Lifetime Withdrawals”) from Your Account, if the value of the assets in Your Account (“Your Account Value”) falls below a certain amount or you live to a certain age, you will receive Guaranteed Lifetime Income Payments from us for the rest of your life (the “Guarantee”).  The amount of your Guaranteed Lifetime Withdrawals will be based on a percentage of the value of Your Account when you first purchase the Contract (with adjustments for additions and withdrawals, the “Guaranteed Lifetime Withdrawal Base”) and will vary based on Your Account Value and other actions you take with regard to Your Account, as described in this prospectus.

The Contract also offers a Spousal Continuation Option available at the time of application, a Cost of Living Adjustment (“COLA”), which may be elected at any time before the Withdrawal Phase, and an automatic 5% increase in the Guaranteed Lifetime Withdrawal Base during the Accumulation Phase:

•
The Spousal Continuation Option allows, upon your death, your surviving spouse to continue the Contract and receive all the rights and benefits associated with the Contract (see “Spousal Continuation Option” later in this prospectus).

•
The COLA provides a potential 3% increase to your Cost of Living Adjustment Guaranteed Lifetime Withdrawal Base, (“COLA Guaranteed Lifetime Withdrawal Base”) during the Withdrawal Phase and the Income Phase (see “Can the Guaranteed Lifetime Withdrawal Base change during the Withdrawal Phase?” later in this prospectus).

•
The automatic 5% increase provides a guaranteed increase to your Guaranteed Lifetime Withdrawal Base during the Accumulation Phase (see “Can the Guaranteed Lifetime Withdrawal Base change during the Accumulation Phase?” later in this prospectus).

Guaranteed Lifetime Income Payments under your Contract are triggered only if the withdrawals (within the permitted limits of the Contract) and/or poor market performance reduce Your Account Value to $10,000 or less.  Note: If this contingency does not occur, you will not receive any payments under this Contract and your Guarantee will have no value.

The Contract Guarantee is based on the age and life of the annuitant. For Non-Qualified Contracts, the annuitant is you, the Contract owner and the owner of Your Account.  If this Contract is issued to a trustee of a trust or a custodian of an Individual Retirement Account (“IRA”), you must be the annuitant, and if you elect the Spousal Continuation Option (discussed later in this prospectus), you and your spouse must be co-annuitants and your spouse must be listed as the beneficiary of Your Account.

It is important to note that the Contract itself has no cash surrender value because there are no assets attributable directly to it.  All obligations under the Contract to make Guaranteed Lifetime Income Payments to you are tied to Your Account.  If you surrender your interest in or otherwise terminate Your Account, this Contract also terminates and you will not receive any Guaranteed Lifetime Income Payments under this Contract.

How does the Contract generally work?

The life of the Contract can generally be described as having three phases: an “Accumulation Phase,” a “Withdrawal Phase,” and an “Income Phase.”  Your Contract will have an Accumulation Phase, and you must affirmatively elect to enter the Withdrawal Phase.  After a triggering event (described below) occurs, you can elect to enter the Income Phase.

Accumulation Phase.  During the Accumulation Phase, Your Account is just like any other advisory account at CGM, except that the account must be 100% invested in an “Eligible Portfolio.”  Eligible Portfolios are those Select UMA program investment models that contain certain permissible investments under the Contract.  The Eligible Portfolios available in the Select UMA program offer you an investment portfolio implemented by an investment manager (the “Overlay Manager”) comprised of some or all of the following investment products (“Investment Products”): mutual funds, separately managed accounts (“SMAs”) and/or exchange traded funds (“ETFs”).  In the Select UMA program, your investment portfolio is constructed by utilizing Investment Products selected in accordance with investment models that are pre-defined by CGM and approved by Nationwide as an Eligible Portfolio.  Please see “What are the Eligible Portfolios and how are they managed?” later in this prospectus for more information on the Select UMA program and the Eligible Portfolios currently available for the Guarantee.

The Contract provides an automatic increase in your Guaranteed Lifetime Withdrawal Base each “Contract Anniversary,” the date we issue your Contract, equal to the greater of:

a)	Your Account value; or

b)
your current Guaranteed Lifetime Withdrawal Base plus 5% of the previous year’s Guaranteed Lifetime Withdrawal Base, adjusted for transactions in the previous contract year that affected the Guaranteed Lifetime Withdrawal Base at the time of your Contract Anniversary.

You may make Additional Deposits (payments applied to Your Account after the Contract is issued).  Any withdrawals taken during the Accumulation Phase will reduce your Guaranteed Lifetime Withdrawal Base.

Withdrawal Phase.  Anytime after you reach the age of 55, you may elect to begin the Withdrawal Phase.  Once the Contract is in the Withdrawal Phase, you can take annual withdrawals of up to a certain amount, the “Guaranteed Lifetime Withdrawal Amount,” from Your Account without reducing your Guaranteed Lifetime Withdrawal Base and any potential Guaranteed Lifetime Income Payments.  Two withdrawal options are available: a withdrawal option without COLA and a withdrawal option with COLA.

•
Withdrawals without COLA: If you (and your spouse, if you elected the Spousal Continuation Option) elect to begin taking Guaranteed Lifetime Withdrawals after you reach age 55, you may withdraw up to 4% of your Guaranteed Lifetime Withdrawal Base, the “Guaranteed Lifetime Withdrawal Percentage,” of your Guaranteed Lifetime Withdrawal Base from Your Account without reducing your Guaranteed

Lifetime Withdrawal Base and any potential Guaranteed Lifetime Income Payments.  When you (and your spouse, if you elected the Spousal Continuation Option) reach age 65, your Guaranteed Lifetime Withdrawal Percentage increases to 5%.  At that time, you may withdraw up to 5% of your Guaranteed Lifetime Withdrawal Base from Your Account without reducing your Guaranteed Lifetime Withdrawal Base and any potential Guaranteed Lifetime Income Payments.

•
Withdrawals with COLA: The COLA provides a potential 3% increase to the COLA Guaranteed Lifetime Withdrawal Base at each Contract Anniversary for each year that you are in the Withdrawal Phase.  The COLA Guaranteed Lifetime Withdrawal Base is not compounded, and offers you the ability to increase your overall Guaranteed Lifetime Withdrawal Base if Your Account Value or your Guaranteed Lifetime Withdrawal Base is less than your COLA Guaranteed Lifetime Withdrawal Base.  The COLA benefit must be elected before you elect to enter the Withdrawal Phase and once you enter the Withdrawal Phase, the COLA benefit may not be removed.  Also, with COLA, your Guaranteed Lifetime Withdrawal Percentage will be smaller than without the COLA.  If you (and your spouse, if you elected the Spousal Continuation Option) elect the COLA and begin taking withdrawals when you reach the age of 55, you may withdraw up to 3% of your Guaranteed Lifetime Withdrawal Base from Your Account without reducing your Guaranteed Lifetime Withdrawal Base and any potential Guaranteed Lifetime Income Payments.  When you (and your spouse, if you elected the Spousal Continuation Option) reach age 65, your Guaranteed Lifetime Withdrawal Percentage increases to 4% and you may withdraw up to 4% of your Guaranteed Lifetime Withdrawal Base from Your Account without reducing your Guaranteed Lifetime Withdrawal Base and any potential Guaranteed Lifetime Income Payments.  Please see “Can the  Guaranteed Lifetime Withdrawal Base change during the Withdrawal Phase?” later in this prospectus.

Income Phase.  If and when any of the following triggering events occur, the Contract will be eligible to begin the Income Phase:

•
Your Account Value, after reaching the day you are eligible and affirmatively elect to begin taking annual withdrawals of the Guaranteed Lifetime Withdrawal Amount (the “Withdrawal Start Date”), falls below the greater of $10,000 or the Guaranteed Lifetime Withdrawal Amount (the “Minimum Account Value”); or

•
 Your Account Value is invested in the Minimum Account Value Eligible Portfolio, as discussed in the “Suspension and Termination Provisions” section later in this prospectus, and you reach your Withdrawal Start Date; or

•	You, after reaching the Withdrawal Start Date, affirmatively elect to begin the Income Phase by submitting the appropriate administrative forms.

At that time, you will instruct CGM to transfer the remaining value in Your Account to us, and we will begin making annual guaranteed fixed annuity payments to you for as long as you (or your spouse, if the Spousal Continuation Option, described herein, is elected) live.  After this transition into the Income Phase, Your Account is closed and you no longer own interests in the Eligible Portfolios.  Rather, your ownership interest lies in the guaranteed stream of annuity payments – the Guaranteed Lifetime Income Payments - which Nationwide is obligated to provide.  If you elected COLA, your COLA benefit continues into the Income Phase.

Note: It is possible that you may never receive Guaranteed Lifetime Income Payments.  If you (and your spouse, if the Spousal Continuation Option, discussed herein, is elected) die before any of the triggering events occurs, or if none of the triggering events occur, no benefit is payable under this Contract.

How much will the Contract cost?

Accumulation Phase and Withdrawal Phase.  During both the Accumulation Phase and Withdrawal Phase, you will pay a fee for the Contract (the “Contract Fee” or “Fee”), which will be deducted from Your Account on a quarterly basis.  The Fee is calculated as a specified percentage (the “Contract Fee Percentage”) of your Guaranteed Lifetime Withdrawal Base (not Your Account Value) at the end of the quarter.  The Fee is calculated as follows:

Fee Percentage x # of days in the quarter x Guaranteed Lifetime Withdrawal Base as of quarter end
           365

The Fee compensates us for the risk we assume in providing you Guaranteed Lifetime Income Payments.  The current Annual Contract Fee Percentages and Maximum Contract Fee Percentages with and without the Spousal Continuation Option are listed below:

	Current Contract Fee Percentage	Maximum Contract Fee Percentage / Spousal Continuation Option Fee Percentage
Annual Contract Fee Percentage	1.00%	1.45%
Spousal Continuation Option Fee Percentage	0.20%	0.30%
Total Annual Contract Fee Percentage with the Spousal Continuation Option	1.20%	1.75%

We reserve the right to increase the Contract Fee Percentage (up to a maximum of 1.75% of your Guaranteed Lifetime Withdrawal Base) and will provide written notice to you.  We provide a two-year Contract Fee Percentage guarantee, during which time that we will not increase the Contract Fee Percentage (if at all) before your second Contract Anniversary.  Please see “Terms and Conditions of the Contract” for more information.  Note: The Contract Fee is in addition to any charges that are imposed in connection with Your Account including advisory, custodial and other services or charges imposed by your Financial Advisor, CGM, or any mutual funds or other investments that comprise Your Account.  Any fees you pay that are deducted from Your Account Value, including the Contract Fee, will negatively affect the growth of Your Account Value.

Income Phase. During the Income Phase, no Contract Fee is assessed.

Summary. Below is a summary of the maximum annual Contract Fee Percentages:

Summary of Maximum Contract Fee Percentages
Contract Fee Percentage	During the Accumulation Phase:	During the Withdrawal Phase:	During the Income Phase:
Maximum Annual Contract Fee Percentage without the Spousal Continuation Option (as a percentage of your Guaranteed Lifetime Withdrawal Base)	1.45%	1.45%	0.00%
Current Annual Contract Fee Percentage	1.00%	1.00%	0.00%
Maximum Annual Contract Fee with the Spousal Continuation Option Fee (as a percentage of your Guaranteed Lifetime Withdrawal Base)	1.75%	1.75%	0.00%

Current Annual Contract Fee Percentage With the Spousal Continuation Option Fee	1.20%	1.20%	0.00%

Neither CGM nor your Financial Advisor receives any compensation from Nationwide directly associated with the sale of the Contracts or for administrative services associated with the Contract.  In order to maintain your Contract, you must keep your Select UMA account invested in Eligible Portfolios.  CGM and their Financial Advisors will receive annual advisory fees and other compensation relevant to services provided in connection with the Select UMA program as outlined in your Client Agreement and as disclosed in the CGM Form ADV during the Accumulation and Withdrawal Phases of the Contract.

What are the requirements to purchase the Contract?

The Contract is only available for purchase by investors who elect and continue to invest, with the help of their Financial Advisor, in the Eligible Portfolios approved by Nationwide and offered by CGM in the Select UMA program.  Upon such election, CGM will open Your Account.

You, as the owner of Your Account at CGM, may purchase a Contract from CGM, which is also a broker-dealer, when you open Your Account.  The chart below provides the minimum and maximum ages for you to purchase the Contract:

	Minimum Age	Maximum Age of Annuitant
Annuitant without the Spousal Continuation Option	45	Prior to the annuitant’s 76th birthday

If you elect the Spousal Continuation Option, the chart below provides the minimum and maximum ages for you and your spouse:

	Minimum Age of the Younger Annuitant	Maximum Age of the Younger Annuitant	Maximum Age of the Older Annuitant
Annuitant with the Spousal Continuation Option	45	Prior to the Younger Annuitant’s 81st Birthday	Prior to the Older Annuitant’s 85th Birthday

To purchase a Contract, the value of Your Account on the date of application must equal $50,000 or more.  We will not issue a Contract to an applicant whose deposits are greater than $2,000,000 without the approval of our Home Office.

Additionally, on the date of application (and continuously thereafter), Your Account must be allocated to one of the Eligible Portfolios as discussed herein.  Once you select an Eligible Portfolio, you may switch to another Eligible Portfolio, but Your Account Value must always remain invested in an Eligible Portfolio in order to maintain the benefits and the Guarantee associated with the Contract.

Note: IF AT ANY TIME 100% OF YOUR ACCOUNT IS NOT INVESTED IN AN ELIGIBLE PORTFOLIO, YOUR CONTRACT WILL BE SUSPENDED AND MAY TERMINATE (see “Suspension and Termination Provisions”).  Ensuring that you continue to maintain Your Account and that it remains invested according to the terms of the Contract is your responsibility.

Is this Contract right for you?

This Contract is meant to protect your assets in the event market fluctuations bring Your Account Value below the Minimum Account Value or in the event you outlive your assets.  This Contract does NOT protect the actual investments in Your Account.  For example if you initially invest $600,000 in Your Account and the value of Your Account within that year falls to $400,000, we are not required to add $200,000 to Your Account.  Instead, we guarantee that you will be able to withdraw, after reaching the age of 55, (without the COLA benefit), Guaranteed Lifetime Withdrawal Amounts equal to 4% of $600,000 (instead of 4% of $400,000).  We guarantee this even if such withdrawals bring Your Account Value to $0.

It is also important to understand that even after you have reached age 55 and start taking Guaranteed Lifetime Withdrawals from Your Account, those withdrawals are made from Your Account.  We are required to start using our own money to make Guaranteed Lifetime Income Payments only when and if Your Account Value reaches the Minimum Account Value because of withdrawals within the limits of this Contract and/or poor investment performance.  We limit our risk of having to make Guaranteed Lifetime Income Payments by limiting the amount you may withdraw each year from Your Account without reducing your Guaranteed Lifetime Withdrawal Base.  If the investment return on Your Account over time is sufficient to generate gains that can sustain systematic or periodic withdrawals equal to the Guaranteed Lifetime Withdrawal Amount, then Your Account Value will never be reduced to the Minimum Account Value and we will never have to make Guaranteed Lifetime Income Payments to you.

There are many variables, however, other than average annual return on Your Account that will determine whether the investments in Your Account without the Contract would have generated enough gain over time to sustain systematic or periodic withdrawals equal to your Guaranteed Lifetime Withdrawals that you would have received if you had purchased the Contract.  Your Account Value may have declined over time before beginning the Income Phase, which means that your investments would have to produce an even greater return after the Income Phase to make up for the investment losses before that date.  Moreover, studies have shown that individual years of negative annual average investment returns can have a disproportionate impact on the ability of your retirement investments to sustain systematic withdrawals over an extended period, depending on the timing of the poor investment returns.

Who is Citigroup Global Markets, Inc.?

Citigroup Global Market Inc. (“CGMI”) is a financial services firm.  CGMI’s principal activities include retail and institutional private client services, including but not limited to providing advice with respect to financial markets, securities and commodities, and executing securities and commodities transactions as broker or dealer; securities underwriting and investment banking; investment management (including fiduciary and administrative services); and trading and holding securities and commodities for its own account.

CGMI is registered as a securities broker-dealer, investment advisor and futures commission merchant. Affiliates of CGM are registered as commodity pool operators and/or commodity trading advisers.

CGMI is an indirect wholly-owned subsidiary of Citigroup Inc.  Smith Barney is a division of CGMI.  For purposes of this prospectus, “CGM” refers to CGMI and its Smith Barney and Investment Advisory Services divisions, Citi Private Bank and other Citigroup Inc. affiliates.  Citi Private Bank is a business of Citigroup Inc. that provides clients access to products and services worldwide through bank and non-bank affiliates.

Nationwide is not affiliated with CGM and does not manage Your Account.

What are the Eligible Portfolios and how are they managed?

As the provider of the Guarantee under the Contracts, we maintain sole discretion as to which investment options will be permitted under the Contracts as Eligible Portfolios.  We only make available those Eligible Portfolios that we determine carry an amount of risk that is acceptable to us.  We monitor the risk that investments in Your Account will not generate sufficient income for you to sustain your Guaranteed Lifetime Withdrawals during your lifetime.  If, after making an Eligible Portfolio available, we subsequently determine that such Eligible Portfolio carries too much risk, the risk that we will have to make Guaranteed Lifetime Income Payments, we will adjust the list of Eligible Portfolios and will notify affected Contract owners of their contractual options.  Please see “Terms and Conditions of the Contract” later in this prospectus.

The Eligible Portfolios are Select UMA asset allocation models designed to integrate a variety of Investment Products and services within a single account, providing you with a comprehensive, unified approach to asset allocation, investment selection, account administration and performance reporting.

As indicated in “How does the Contract generally work?” above, the Select UMA program offers you a combined investment portfolio implemented by the Overlay Manager, comprised of some or all of the following investment products: mutual funds, separately managed accounts (“SMAs”) and/or exchange traded funds (“ETFs”).  In the Select UMA program, your Eligible Portfolio is constructed by utilizing Investment Products selected in accordance with target allocations that are pre-defined by CGM and approved by Nationwide to be an Eligible Portfolio.

Your Financial Advisor assists you in reviewing your investment objectives and selecting an Eligible Portfolio, utilizing the Select UMA program and its pre-defined asset allocation models that are Eligible Portfolios.  Select UMA Investment Products include the following:

Mutual Funds - A mutual fund is a professionally managed type of collective investment that pools money from many investors and invests it in stocks, bonds, short-term money market instruments, and/or other securities.  The mutual fund will have a fund manager that trades the pooled money on a regular basis, and is an open end investment company registered under the Investment Company Act of 1940.

Exchange Traded Funds (“ETFs”) - An ETF is an investment vehicle traded on stock exchanges, much like stocks. An ETF holds assets such as stocks or bonds and trades at approximately the same price as the net asset value of its underlying assets over the course of the trading day.  Most ETFs track an index, such as the Dow Jones Industrial Average or the S&P 500.

Separately Managed Accounts (“SMAs”) - A SMA is comprised of individual securities which the Overlay Manager shall invest in for the client, based on an investment  model provided by one or more separately registered investment managers (“sub-managers”), which invests for the client based on their own investment decision. This differs from a mutual fund because the investor directly owns the securities instead of owning a share in a pool of securities.

As Overlay Manager in the Select UMA program, CGM provides the following portfolio implementation services (as applicable) with respect to Your Account, as provided in your Client Agreement (“Client Agreement”) with CGM:

•
implementing investment models furnished to CGM by sub-managers concerning the securities to be purchased, held, or sold for Your Account, in light of any reasonable instructions you may give to CGM and CGM accepts in accordance with rules and procedures agreed to by CGM and the sub-managers;

•	arranging for the execution of trades in Your Account;

•	placing orders for the purchase, sale, or redemption of shares of mutual funds and exchange-traded funds in accordance with the investment model utilized for Your Account; and

•	rebalancing Your Account among two or more investment styles (applicable for accounts with multiple investment styles represented).

With regard to Your Account, you sign the Client Agreement with CGM at or before the time CGM opens Your Account (a requirement for issuance of the Contract).  In the Client Agreement, you authorize CGM and the Overlay Manager to provide the specified services to you regarding Your Account.

The Select UMA program is governed by the Client Agreement that you sign.  Please read the Client Agreement carefully.  More information regarding the Select UMA program is provided in the relevant CGMI Form ADV, Schedule H (the “CGMI ADV”), which you may obtain from your CGM Financial Advisor.

At the time of this Contract application, you select the Eligible Portfolio to which you will allocate Your Account Value.  You may switch from one Eligible Portfolio to another and maintain the Guarantee associated with this Contract.  If you move Your Account assets to a non-Eligible Portfolio at any time, your Contract will terminate.  Please see “Suspension and Termination Provisions” later in this prospectus for more information.  Additionally, reallocating Your Account out of the Eligible Portfolio elected at the time of application may have negative tax consequences.  Please consult a qualified tax advisor.

Eligible Portfolios Summary

The following tables reflect a summary of each Eligible Portfolio that is currently available for election as a Select UMA investment option under the Contract.  The target allocation categories listed below reflect investment asset categories only, and not specific mutual funds or other Investment Products.  More explanation of each category follows the tables. The percentage ranges shown are target ranges only, and may change if deemed appropriate by CGM.  Additionally, the Investment Strategy section contains the benchmark indices for each Eligible Portfolio.  A summary of the referenced indices follows the mutual fund asset categories.

Eligible Portfolio	Target Allocations
Select UMA Model 1 w/o Municipal Bonds	U.S. Large Cap Value	U.S. Large Cap Growth	U.S. Mid Cap Value	U.S. Mid Cap Growth	US. Small Cap Value	U.S. Small Cap Growth
	0%	0%	0%	0%	0%	0%
Composition	Developed International	Emerging Markets	U.S Core Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Term Bond
100% Fixed	0%	0%	40– 60%	0 – 20%	5 – 25%	20 – 40%
Investment Strategy: Fixed Income- Seeks conservative risk investments with minimal market volatility. Benchmark: 70% LB Aggregate Bond / 30% 90-Day T-Bills
Eligible Portfolio	Target Allocations
Select UMA Model 2 w/o Municipal Bonds	U.S. Large Cap Value	U.S. Large Cap Growth	U.S. Mid Cap Value	U.S. Mid Cap Growth	US. Small Cap Value	U.S. Small Cap Growth
	0 – 20%	0 – 20%	0-10%	0-10%	0-10%	0-10%
Composition	Developed International	Emerging Markets	U.S Core Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Term Bond
25% Equity 75% Fixed	0 – 20%	0-10%	30 – 50%	0 – 20%	0 – 20%	5 – 25%
Investment Strategy:  Global Balanced- Seeks long term growth through achieving a balance between income and capital growth globally.
Benchmark:  18% Russell 1000 / 7% MSCI EAFE/ 60% LB Aggregate Bond/15% 90-Day T-Bills

Eligible Portfolio	Target Allocations
Select UMA Model 3 w/o Municipal Bonds	U.S. Large Cap Value	U.S. Large Cap Growth	U.S. Mid Cap Value	U.S. Mid Cap Growth	US. Small Cap Value	U.S. Small Cap Growth
	0 – 20%	0 – 20%	0 – 15%	0 – 15%	0-10%	0-10%
Composition	Developed International	Emerging Markets	U.S Core Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Term Bond

40% Equity 60% Fixed	0 – 20%	0-10%	25 – 45%	0 – 15%	0 – 20%	0 – 20%
Investment Strategy:  Global Balanced- Seeks long term growth through achieving a balance between income and capital growth globally.
Benchmark:  28% Russell 3000 / 12% MSCI EAFE/ 50% LB Aggregate Bond/10% 90-Day T-Bills

Eligible Portfolio	Target Allocations
Select UMA Model 4 w/o Municipal Bonds	U.S. Large Cap Value	U.S. Large Cap Growth	U.S. Mid Cap Value	U.S. Mid Cap Growth	US. Small Cap Value	U.S. Small Cap Growth
	0 – 20%	0 – 20%	0 -15%	0 – 15%	0 -15%	0 – 15%
Composition	Developed International	Emerging Markets	U.S Core Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Term Bond
50% Equity 50% Fixed	0 –20%	0 -15%	25 – 45%	0 -15%	0 – 20%	0 – 15%
Investment Strategy:  Global Balanced- Seeks long term growth through achieving a balance between income and capital growth globally.
Benchmark:  35% Russell 3000 / 15% MSCI AC World x US/ 50% LB Aggregate Bond

Eligible Portfolio	Target Allocations
Select UMA Model 5 w/o Municipal Bonds	U.S. Large Value	U.S. Large Growth	U.S. Mid Value	U.S. Mid Growth	US. Small Value	U.S. Small Growth
	5 – 25%	5 – 25%	0 – 15%	0 – 15%	0 – 15%	0 -15%
Composition	Developed International	Emerging Markets	U.S Core Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Term Bond
60% Equity 40% Fixed	0 – 20%	0 – 20%	15 – 35%	0 – 15%	0 – 20%	0 - 15%
Investment Strategy:  Global Balanced- Seeks long term growth through achieving a balance between income and capital growth globally.
Benchmark:  42% Russell 3000 / 18% MSCI AC World x US/ 40% LB Aggregate Bond

Eligible Portfolio	Target Allocations
Select UMA Model 6 w/o Municipal Bonds	U.S. Large Cap Value	U.S. Large Cap Growth	U.S. Mid Cap Value	U.S. Mid Cap Growth	US. Small Cap Value	U.S. Small Cap Growth
	10 – 30%	10 – 30%	0 – 15%	0 – 15%	0 – 15%	0 – 15%
Composition	Developed International	Emerging Markets	U.S Core Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Term Bond
75% Equity 25% Fixed	5 – 25%	0 – 20%	10 – 30%	0-10%	0 – 15%	0 – 15%

Investment Strategy:  Global Balanced- Seeks long term growth through achieving a balance between income and capital growth globally.
Benchmark:  53% Russell 3000 / 22% MSCI AC World x US/ 25% LB Aggregate Bond

Eligible Portfolio	Target Allocations
Select UMA Model 1 w/ Municipal Bonds	U.S. Large Cap Value	U.S. Large Cap Growth	U.S. Mid Cap Value	U.S. Mid Cap Growth	US. Small Cap Value	U.S. Small Cap Growth
	0%	0%	0%	0%	0%	0%
Composition	Developed International	Emerging Markets	U.S Municipal Bond Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Term Bond
100% Fixed	0%	0%	40 – 60%	0 – 20%	5-25%	20 – 40%
Investment Strategy:  Fixed Income- Seeks conservative risk investments, with minimal Markey volatility. One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.
Benchmark:  70% LB Municipal Bond / 30% 90-Day T-Bills

Eligible Portfolio	Target Allocations
Select UMA Model 2 w/ Municipal Bonds	U.S. Large Cap Value	U.S. Large Cap Growth	U.S. Mid Cap Value	U.S. Mid Cap Growth	US. Small Cap Value	U.S. Small Cap Growth
	0 – 20%	0 – 20%	0-10%	0-10%	0-10%	0-10%
Composition	Developed International	Emerging Markets	U.S Municipal Bond Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Term Bond
25% Equity 75% Fixed	0 – 20%	0-10%	30 – 50%	0 – 20%	0 – 20%	5 – 25%
Investment Strategy:  Global Balanced- Seeks long term growth through achieving a balance between income and capital growth globally.  One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.
Benchmark:  18% Russell 1000 / 7% MSCI EAFE/ 60% LB Muni Bond/15% 90-Day T-Bills

Eligible Portfolio	Target Allocations
Select UMA Model 3 w/ Municipal Bonds	U.S. Large Cap Value	U.S. Large Cap Growth	U.S. Mid Cap Value	U.S. Mid Cap Growth	US. Small Cap Value	U.S. Small Cap Growth
	1 – 20%	1 – 20%	0 – 15%	0 – 15%	0-10%	0-10%
Composition	Developed International	Emerging Markets	U.S Municipal Bond Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Term Bond

40% Equity 60% Fixed	0 – 20%	0-10%	25 – 45%	0 – 15%	0 – 20%	0 – 20%
Investment Strategy:  Global Balanced- Seeks long term growth through achieving a balance between income and capital growth globally.  One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.
Benchmark:  28% Russell 3000 / 12% MSCI EAFE/ 50% LB Muni Bond/10% 90-Day T-Bills

Eligible Portfolio	Target Allocations
Select UMA Model 4 w/ Municipal Bonds	U.S. Large Cap Value	U.S. Large Cap Growth	U.S. Mid Cap Value	U.S. Mid Cap Growth	US. Small Cap Value	U.S. Small Cap Growth
	0 – 20%	0– 20%	0 -15%	0 – 15%	0 -15%	0 – 15%
Composition	Developed International	Emerging Markets	U.S Municipal Bond Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Term Bond
50% Equity 50% Fixed	0 – 20%	0 -15%	25 – 45%	0 -15%	0 – 20%	0 – 15%
Investment Strategy:  Global Balanced- Global Balanced- Seeks long term growth through achieving a balance between income and capital growth globally.  One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.
Benchmark:  35% Russell 3000 / 15% MSCI AC World x US/ 50% LB Muni Bond

Eligible Portfolio	Target Allocations
Select UMA Model 5 w/ Municipal Bonds	U.S. Large Cap Value	U.S. Large Cap Growth	U.S. Mid Cap Value	U.S. Mid Cap Growth	US. Small Cap Value	U.S. Small Cap Growth
	5 – 25%	5 – 25%	0 – 15%	0 – 15%	0 – 15%	0 -15%
Composition	Developed International	Emerging Markets	U.S Municipal Bond Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Term Bond
60% Equity 40% Fixed	0 – 20%	0 – 20%	15 – 35%	0 – 15%	0 – 20%	0 – 15

Investment Strategy: Global Balanced- Seeks long term growth through achieving a balance between income and capital growth globally.  One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.
Benchmark:  42% Russell 3000 / 18% MSCI AC World x US/ 40% LB Muni Bond

Eligible Portfolio	Target Allocations
Select UMA Model 6 w/ Municipal Bonds	U.S. Large Cap Value	U.S. Large Cap Growth	U.S. Mid Cap Value	U.S. Mid Cap Growth	US. Small Cap Value	U.S. Small Cap Growth
	10 – 30%	10 – 30%	0 – 15%	0 – 15%	0 – 15%	0 – 15%
Composition	Developed International	Emerging Markets	U.S Municipal Bond Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/ U.S. Short Term Bond
75% Equity 25% Fixed	5 – 25%	0 – 20%	10 – 30%	0-10%	0 – 15%	0 – 15%
Investment Strategy:  Global Balanced- Seeks long term growth through achieving a balance between income and capital growth globally.   One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.
Benchmark:  53% Russell 3000 / 22% MSCI AC World x US/ 25% LB Muni Bond

Definitions:

Developed International - An asset class that is generally comprised of securities with primary trading markets outside of the United States in developed international markets.

Emerging Markets - An asset class that is generally comprised of securities with primary trading markets in developing countries outside the United States.

International Fixed Income - An asset class that is generally comprised of securities made up of non-U.S. dollar denominated Treasuries, international government-related securities, and investment grade international corporate securities

U.S Core Fixed Income - An asset class that is generally comprised of securities made up of United States dollar-denominated Treasuries, government-related securities, and investment grade United States corporate securities.

U.S. High Yield  Fixed Income - An asset class that is generally comprised of fixed income securities that have below investment grade credit ratings and carry higher risks, but generally offer higher yields than investment-grade bonds.

U.S. Large Cap Value - An asset class that is generally comprised of U.S. companies with large market capitalizations (typically $10 billion or more).  These companies have the potential for long-term capital appreciation and are generally considered to be undervalued relative to a major unmanaged stock index based on price-to-current earnings, book value, asset value, or other factors.  In aggregate, the companies within this asset class will generally have below-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified large-cap asset class.

U.S. Large Cap Growth - An asset class that is generally comprised of U.S. companies with large market capitalizations (typically $10 billion or more).  These companies have the potential for long-term capital appreciation and are generally defined as companies with expected long-term earnings growth rates significantly higher than the earnings growth rates of the stocks represented in a major unmanaged stock index. In aggregate, the companies within this asset class will generally have above-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified large-cap asset class.

U.S. Mid Cap Value - An asset class that is generally comprised of U.S. companies with market capitalizations typically in the $2 - $10 billion range.  These companies have the potential for long-term capital appreciation and are generally considered to be undervalued relative to a major unmanaged stock index based on price-to-current earnings, book value, asset value, or other factors.  In aggregate, the companies within this asset class will generally have below-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified mid-cap asset class.

U.S. Mid Cap Growth - An asset class that is generally comprised of U.S. companies with market capitalizations typically in the $2 - $10 billion range.  These companies have the potential for long-term capital appreciation and are generally defined as companies with expected long-term earnings growth rates significantly higher than the earnings growth rates of the stocks represented in a major unmanaged stock index. In aggregate, the companies within this asset class will generally have above-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified mid-cap asset class.

U.S Municipal Bond Fixed Income - This asset class is representative of the tax-exempt bond market and is generally comprised of investment grade municipal bonds.

U.S. Short Term Bond - This asset class is generally comprised of United State dollar-denominated Treasuries, government-related securities, and investment grade United States corporate securities.  The duration of these bonds is typically 1-5 years

US. Small Cap Value - An asset class that is generally comprised of  U.S. companies with market capitalizations typically below $2 - $3 billion.  These companies have the potential for long-term capital appreciation and are generally considered to be undervalued relative to a major unmanaged stock index based on price-to-current earnings, book value, asset value, or other factors.  In aggregate, the companies within this asset class will generally have below-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified small-cap asset class.

U.S. Small Cap Growth - An asset class that is generally comprised of  U.S. companies with market capitalizations typically below $2 - $3 billion.  These companies have the potential for long-term capital appreciation and are generally defined as companies with expected long-term earnings growth rates significantly higher than the earnings growth rates of the stocks represented in a major unmanaged stock index. In aggregate, the companies within this asset class will generally have above-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified small-cap asset class.

Benchmark Indices:

90-Day T-Bills - Index that measures returns of three-month Treasury Bills.

LB Aggregate Bond - This market value-weighted index measures fixed-rate, publicly placed, dollar-denominated, and non-convertible investment grade debt issues.

LB Muni Bond - This index is representative of the tax-exempt bond market and is made up of investment grade municipal bonds issued after December 31, 1990, having a remaining maturity of at least one year.

MSCI AC World - A free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of developed markets. As of June 2007 it consisted of the following 23 developed market country indices: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom, and the United States.

MSCI EAFE - The Morgan Stanley Capital International Europe, Australasia and Far East Index is a market-weighted index composed of companies representative of the market structure of 20 developed market countries in Europe, Australasia and the Far East.

Russell 1000 - Index that measures the performance of the large-cap segment of the U.S. equity universe. It is a subset of the Russell 3000® Index and includes approximately 1000 of the largest securities based on a combination of their market cap and current index membership. The Russell 1000 represents approximately 92% of the U.S. market. The Russell 1000 Index is constructed to provide a comprehensive and unbiased barometer for the large-cap segment and is completely reconstituted annually to ensure new and growing equities are reflected.

Russell 3000 - This index measures the performance of the largest 3000 U.S. companies representing 98% of the investable U.S. equity market.

These are the current asset allocations for the indicated Eligible Portfolios, and may be changed by CGM from time to time as provided in the Client Agreement and the CGMI ADV.  CGM monitors each Eligible Portfolio’s holdings and will periodically re-balance Your Account as provided in the Client Agreement to realign it with the current asset allocations for your Eligible Portfolio.

The Eligible Portfolios offered by CGM are subject to the same risks faced by similar investment options available in the market, including, without limitation, market risk (the risk of an overall down market), interest rate risk (the risk that rising or declining interest rates will hurt your investment returns), idiosyncratic risk (the risk that an individual asset will hurt your returns), and concentration risk (the risk that due to concentrations in a certain segment of the market which performs poorly, your returns are lower than the overall market). The Eligible Portfolios may not achieve their respective investment objectives regardless of whether or not you purchase the Contract.

Can a Contract be purchased by an Individual Retirement Account?

You may purchase a Contract for your IRA, Roth IRA, SEP IRA or Simple IRA (collectively, an “IRA”).  You must designate yourself as the annuitant of the IRA if your custodian will be listed as the owner.  The Contract is held within the IRA for your benefit.  If you elect the Spousal Continuation Option (discussed herein), you and your spouse must be co-annuitants, and your spouse must be listed as the sole beneficiary of Your Account.

Guaranteed Lifetime Income Payments will be paid to the IRA unless your trustee directs otherwise.  For Contracts within an IRA, Nationwide makes Guaranteed Lifetime Income Payments to the IRA.  Any IRA payments made to you are considered an IRA distribution and will be taxed as such.  Distributions that you receive from your IRA with respect to the Contract will generally be treated as ordinary taxable income. You should refer to your IRA disclosure documents and/or Internal Revenue Service Publication 590 for the rules applicable to IRAs and their distributions.

Can the Contract owner cancel the Contract?

After you purchase and receive the Contract, you have up to 30 days to cancel your Contract.  We call this the “Examination Period.”  In order to cancel your Contract, you must provide us with written notice of your cancellation within 30 days after receiving the Contract (or such longer period that your state may require).  We will then terminate your Contract and refund to Your Account the full amount of any Fee we have already assessed.

After the Examination Period has expired, you can cancel your Contract by:

•	advising us and CGM that you want to terminate the Contract; or

•	liquidating all of the investments in Your Account; or

•	terminating Your Account.

There are other actions or inactions that can cause the Contract to terminate as well (see “Suspension and Termination Provisions” later in this prospectus).

Does the Contract contain any type of spousal benefit?

Yes.  At the time of application, you may elect to add the Spousal Continuation Option to your Contract.  The Spousal Continuation Option allows a surviving spouse to continue to take withdrawals during the Withdrawal Phase and receive payments during the Income Phase, for the duration of his or her lifetime, provided that the conditions outlined in this prospectus are satisfied.  In order to elect the Spousal Continuation Option for Non-Qualified Contracts, you must be the owner of Your Account and list your spouse as co-annuitant of the Contract.  If Your Account is held by an IRA, the sole beneficiary to the IRA must be your spouse.

There is maximum Spousal Continuation Option Fee Percentage equal to an annualized rate of 0.30% of the Guaranteed Lifetime Withdrawal Base associated with the Spousal Continuation Option.  Currently, the Spousal Continuation Option Fee Percentage is equal to an annualized rate of 0.20% of the Guaranteed Lifetime Withdrawal Base.

Does the Contract contain any kind of automatic Guaranteed Lifetime Withdrawal Base increases?

Yes. There are three types of increases:

Annual Benefit Base Review.  During both the Accumulation Phase and the Withdrawal Phase, the Contract contains an anniversary step-up feature (the “Annual Benefit Base Review”) where if, on any Contract Anniversary, Your Account Value exceeds the Guaranteed Lifetime Withdrawal Base, we will automatically increase your Guaranteed Lifetime Withdrawal Base to equal that Account Value.  Please see “What is the Guaranteed Lifetime Withdrawal Base and how is it calculated?” section later in this prospectus.

Automatic 5% increase.  During the Accumulation Phase, this Contract provides an automatic increase in your Guaranteed Lifetime Withdrawal Base each Contract Anniversary that is the greatest of:

(a) the current Guaranteed Lifetime Withdrawal Base, adjusted for transactions in theprevious contract year that affected the Guaranteed Lifetime Withdrawal Base;

(b) Your Account Value as of the Contract Anniversary; or

(c) the previous year’s Guaranteed Lifetime Withdrawal Base as of the Contract Anniversary,adjusted for transactions in the previous contract year that affected the Guaranteed LifetimeWithdrawal Base with a 5% increase.

This benefit occurs during the Accumulation Phase only.  Please see the “Can the Guaranteed Lifetime Withdrawal Base change during the Accumulation Phase?” section later in this prospectus.

COLA benefit.  The COLA benefit, if elected, provides a potential 3% increase to the COLA Guaranteed Lifetime Withdrawal Base at each Contract Anniversary for each year that you are in the Withdrawal Phase, and provides a potential 3% increase to your Guaranteed Lifetime Income Payments in the Income Phase.  The COLA Guaranteed Lifetime Withdrawal Base is not compounded, and offers you the ability to increase your overall Guaranteed Lifetime Withdrawal Base if Your Account Value or your Guaranteed Lifetime Withdrawal Base is less than your COLA Guaranteed Lifetime Withdrawal Base at the Annual Benefit Base Review.  The COLA also provides potential growth in the Income Phase by enabling the Guaranteed Lifetime Income Payments you receive from us to increase if your payment that is based off of the Guaranteed Lifetime Withdrawal Base is less than your COLA Guaranteed Lifetime Withdrawal Base payment.

The COLA benefit must be elected before you elect to enter the Withdrawal Phase and once you enter the Withdrawal Phase, the COLA benefit may not be removed.  Also, with COLA, your Guaranteed Lifetime Withdrawal Percentage will be smaller than without the COLA.  If you (and your spouse, if you elected the Spousal Continuation Option) elect to begin taking withdrawals when you reach the age of 55, you may withdraw up to 3% of your Guaranteed Lifetime Withdrawal Base from Your Account without reducing your Guaranteed Lifetime Withdrawal Base and any potential Guaranteed Lifetime Income Payments.  When you (and your spouse, if you elected the Spousal Continuation Option) reach age 65, your Guaranteed Lifetime Withdrawal Percentage increases to 4% and you may withdraw up to 4% of your Guaranteed Lifetime Withdrawal Base from Your

Account without reducing your Guaranteed Lifetime Withdrawal Base and any potential Guaranteed Lifetime Income Payments.  Please see “Can the Guaranteed Lifetime Withdrawal Base change during the Withdrawal Phase?” for the benefits of COLA in the Withdrawal Phase and “The Income Phase” section later in this prospectus for the benefits of COLA in the Income Phase.

RISK FACTORS

Your Account may perform well enough that you may not receive the Guarantee from Nationwide under the Contract.

The assets in Your Account must be invested in accordance with one of the designated Eligible Portfolios.  The Eligible Portfolios, together with the limits on the amount you may withdraw annually without reducing your Guaranteed Lifetime Withdrawal Base, are intended to minimize the risk to us that we will be required to make Guaranteed Lifetime Income Payments to you.  Accordingly, the risk against which the Contract protects, i.e., that Your Account Value will be reduced below the Minimum Account Value by withdrawals and/or poor investment performance, or that you live beyond the age when Your Account Value is reduced below the Minimum Account Value, is likely to be small.  In this case, you will have paid us fees for the life of your Contract and received no payments in return.

Your investment choices are limited by the Contract.

The Guarantee associated with the Contract is contingent on your investments being allocated to one of the Eligible Portfolios.  The Eligible Portfolios may be managed in a more conservative fashion than other investments available to you.  If you do not purchase the Contract, it is possible that you may invest in other types of investments that experience higher growth or lower losses, depending on the market, than the Eligible Portfolios experience.

You must remain invested in Your Account at CGM to maintain your Contract.

In order to receive any benefits under the Contract, you must maintain Your Account at CGM and pay the annual advisory fees and other compensation associated with the Select UMA program.  If you terminate Your Account with CGM or transfer Your Account to another firm, the Contract will automatically terminate and you will not receive any payments or other benefits under the Contract.

You may die before receiving payments from us.

Despite general societal increases in longevity, you may still die prematurely, and thus never receive any payments under the Contract.  This Contract is designed to provide protection in many cases to clients who live beyond life expectancy.  However, you do not have to live beyond life expectancy to receive payments under the Contract, and conversely, living beyond your life expectancy does not guarantee payments from us.

Early Withdrawals or Excess Withdrawals will reduce or eliminate the Guarantee provided by your Contract.

Withdrawals can cause you to lose the right to any Guaranteed Lifetime Income Payments under the Contract.  If you take withdrawals in the Accumulation Phase (an “Early Withdrawal”) or if you withdraw more than the Guaranteed Lifetime Withdrawal Amount in a given year in the Withdrawal Phase after the Withdrawal Start Date (an “Excess Withdrawal”), you will reduce the Guaranteed Lifetime Withdrawal Base and consequently, the amount of any Guaranteed Lifetime Withdrawals.  Multiple Early Withdrawals and/or multiple Excess Withdrawals can reduce your Guaranteed Lifetime Withdrawal Base and Your Account Value to zero.  If this occurs, any Guaranteed Lifetime Withdrawals could be substantially reduced or eliminated.

Note: The Contract does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving Your Account.

The Fee will reduce the growth of Your Account.

The deduction of the Contract Fee each quarter will negatively affect the growth of Your Account.  Depending on how long you live and how your investments perform, you may be financially better off without purchasing the Contract.

Actions of your creditors may reduce or eliminate the Guarantee provided by your Contract.

You own Your Account and the assets held in it.  We have no ownership or control over Your Account or the assets held in it.  The assets in Your Account are not subject to our creditors.  However, assets in Your Account may be subject to being directly attached by your creditors.  Moreover, because you may, at any time, liquidate Your Account, you are also entitled to pledge the assets in Your Account as collateral for a loan.  There is a risk that if you pledge the assets in Your Account as collateral for a loan and the value of the assets in Your Account decreases in value, your creditors may liquidate assets in Your Account to pay the loan.  This liquidation will be treated as a withdrawal from Your Account.  If it is an Early Withdrawal or an Excess Withdrawal, it could cause you to lose the right to receive Guaranteed Lifetime Income Payments under the Contract.  Using the assets in Your Account as collateral for a loan, therefore, may cause you to lose the Guarantee available under the Contract.

CGM may no longer manage the Eligible Portfolios.

We will only pay the Guarantee under this Contract if CGM manages the Eligible Portfolios.  If for any reason CGM no longer manages the Eligible Portfolios, we reserve the right to suspend the Contract.  If you choose to continue your Contract and the Guarantee, you must transfer Your Account Value to a third party account approved by us or to an annuity contract that we, or one of our affiliates, offer.  If you choose not to transfer Your Account Value, this Contract and the Guarantee will terminate.

Nationwide determines that an Eligible Portfolio is no longer eligible as an investment option under the Contract.

As the provider of the Guarantee, we maintain sole discretion as to which investment options will be offered under the Contracts as Eligible Portfolios.  We only make available those Eligible Portfolios that we determine carry an acceptable amount of risk for Nationwide to manage the Guarantee.  If, after making an Eligible Portfolio available, we subsequently determine that such Eligible Portfolio carries too much risk for Nationwide to manage the Guarantee, we will notify you of this term and condition change to the Contract.  You may (1) choose to accept the terms and conditions change and transfer Your Account Value to another permissible Eligible Portfolio; or (2) continue your Contract and the Guarantee with the Eligible Portfolio you were invested in and not accept the terms and conditions change.  See “Terms and Conditions of the Contract” for more information about terms and conditions changes.

Nationwide’s claims paying ability.

The Contract is not a separate account product.  This means that the assets supporting the Contract are not held in a separate account of Nationwide for the exclusive benefit of contract owners and are not insulated from the claims of our creditors.  Your Guaranteed Lifetime Income Payments will be paid from our general account and, therefore, are subject to our claims paying ability.

Tax Consequences.

The Contract is novel and innovative.  To date, the tax consequences of the Contract have not been addressed in published legal authorities.  We intend to treat your Contract as an annuity contract in reporting taxable income attributable to the Contract to you and to the Internal Revenue Service.  Assuming the Contract is correctly treated as an annuity contract for tax purposes, Guaranteed Lifetime Income Payments you receive after Your Account Value has been reduced below the Minimum Account Value will be ordinary income to you that is taxable to the extent provided under the tax rules for annuities.  We believe that, in general, the tax treatment of transactions involving investments in Your Account more likely than not will be the same as it would be in the absence of the Contract.  We can provide no assurances, however, that a court would agree with the foregoing interpretations of the law if the Internal Revenue Service were to challenge the foregoing treatment.  You should consult a tax advisor before purchasing a Contract.  See, “Federal Income Tax Considerations,” on page 35 for a discussion of the tax issues related to ownership of the Contract.

YOUR RELATIONSHIP WITH CGM AND NATIONWIDE

The Contract.

The Contract is an individual supplemental immediate fixed income annuity contract.  That means that the contract you are purchasing entitles you to an immediate fixed income annuity contract if, and only if, one of the triggering events discussed earlier in this prospectus occurs.  The Contract is designed for investors in Select UMA models who intend to use the assets in their account as the basis for periodic withdrawals to provide income for retirement or for other purposes.

Nationwide is not your investment advisor.  Rather, CGM provides Overlay Manager services for the Eligible Portfolios that your Financial Advisor may recommend.  Additionally, CGM provides the Select UMA services even if you do not purchase a Nationwide Contract or decide to terminate your Nationwide Contract. You and your Financial Advisor determine whether to invest in an Eligible Portfolio.  If you decide to invest in an Eligible Portfolio, as a requirement to open Your Account, you will sign the Client Agreement.

You may apply to purchase a Contract by completing an application.  When your application is approved, we provide the Contract’s Guarantee to you on the assumption and condition that Your Account remains invested in one of the Eligible Portfolios.  We require CGM to provide data to us to monitor the Eligible Portfolios and to alert us of any changes to the allocations within the Eligible Portfolios.

Your Financial Advisor is a representative of and is affiliated with CGM, the broker-dealer that is authorized to offer Your Account with these Contracts.  Nationwide has an agreement with CGM to offer the Contracts. CGM works with your Financial Advisor to assist you in purchasing a Contract.

While the Contract is in the Accumulation and Withdrawal Phases, CGM is responsible for administering Your Account, including processing additional payments and withdrawals, deducting and remitting to us the Contract Fee, assessing advisory and any other fees associated with Your Account, and providing you with statements, confirmations and other correspondence.  During the Accumulation and Withdrawal Phases, Nationwide is responsible for maintaining your Guaranteed Lifetime Withdrawal information, including your Guaranteed Lifetime Withdrawal Amount, any COLA Guaranteed Lifetime Withdrawal Base,  and your overall Guaranteed Lifetime Withdrawal Base.

If and when one of the triggering events occurs, you will be contacted to elect to enter the Income Phase.  You will close Your Account and transfer any remaining assets to us.  We will then issue you an immediate fixed income annuity contract that will result in Guaranteed Lifetime Income Payments you will receive from us for the remainder of your (and your spouse’s, if the Spousal Continuation Option is elected) lifetime.  Once the Income Phase begins, your relationship with CGM, with respect to Your Account, terminates.  All administrative responsibilities undertaken by CGM during the Accumulation and Withdrawal Phases will be performed by Nationwide, the issuer of the Contract and the entity obligated to pay you Guaranteed Lifetime Income Payments for the rest of your (or your spouse’s, if the Spousal Continuation Option is elected) lifetime.

Management of Your Account.

Management of Your Account is governed by the Client Agreement. The Contract requires that you remain in the invested in one of the Eligible Portfolios in order to maintain the Guarantee associated with the Contract.  Neither Nationwide nor CGM is responsible for ensuring that the assets in Your Account remain invested according to the terms of the Contract.

THE ACCUMULATION PHASE

Once Your Account is opened and you purchase the Contract, you will begin the first phase of the Contract – the Accumulation Phase. During this phase, you will establish your Guaranteed Lifetime Withdrawal Base, which is equal to Your Account Value when the Contract is issued.

What is the Guaranteed Lifetime Withdrawal Base and how is it calculated?

The Guaranteed Lifetime Withdrawal Base is the amount we use to calculate the Guaranteed Lifetime Withdrawals.  On the date we issue the Contract, your initial Guaranteed Lifetime Withdrawal Base equals Your Account Value.  The anniversary of the date we issue your Contract is known as the “Contract Anniversary” and each one-year period between subsequent Contract Anniversaries is referred to as a “Contract Year.”

Can the Guaranteed Lifetime Withdrawal Base change during the Accumulation Phase?

Yes.  There are several ways that your Guaranteed Lifetime Withdrawal Base can increase or decrease during the Accumulation Phase:

1.
The Annual Benefit Base Review. On each Contract Anniversary during the Accumulation Phase, we do an Annual Benefit Base Review to see if you are eligible for an increase to your Guaranteed Lifetime Withdrawal Base.  Your Guaranteed Lifetime Withdrawal Base will be set equal to the greatest of:

(a) the current Guaranteed Lifetime Withdrawal Base, adjusted for transactions in theprevious contract year that affected the Guaranteed Lifetime Withdrawal Base;

(b) Your Account Value as of the Contract Anniversary; or

(c) the previous year’s Guaranteed Lifetime Withdrawal Base as of the Contract Anniversary,adjusted for transactions in the previous contract year that affected the Guaranteed LifetimeWithdrawal Base with a 5% increase.

Any increase to the Guaranteed Lifetime Withdrawal Base will be automatic if there are no terms and conditions changes.  Otherwise, we require an election to increase the Guaranteed Lifetime Withdrawal Base. Please see “Terms and Conditions of the Contract” later in the prospectus for an explanation of the impact upon the Guaranteed Lifetime Withdrawal Base if there is a terms and conditions change.

Note: Since the Contract Fee is calculated based on the Guaranteed Lifetime Withdrawal Base, increases to the Guaranteed Lifetime Withdrawal Base will result in higher Contract Fees.  Under the automatic Annual Benefit Base Review feature, you agree to pay the larger Fee.

You can cancel the automatic Annual Benefit Base Review by notifying us.

2.
Additional Deposits to Your Account.  The Contract permits you to make Additional Deposits to Your Account during the Accumulation Phase.  Additional Deposits will result in an immediate increase to your Guaranteed Lifetime Withdrawal Base equal to the dollar amount of the Additional Deposit.

Note: If you make an Additional Deposit that brings your total deposits (including your initial deposit) above  $2,000,000, we will suspend the Contract. Please see “Suspension and Termination Provisions” later in this prospectus for more information.  You may deposit more than $2,000,000 upon Home Office approval.  Note, however, that if Your Account Value increases above $2,000,000 due to market performance, your Guarantee will continue and increases to your Guaranteed Lifetime Withdrawal Base will not be suspended. We will apply these limits to the aggregate Account Values of non-IRA Contracts with the same annuitant and reserve the right to limit the aggregate Account Value of non-IRA Contracts with the same annuitant to $2,000,000.

3.
Early Withdrawals from Your Account.  An Early Withdrawal is any withdrawal you take from Your Account prior to your elected Withdrawal Start Date (discussed later in this provision).  Early Withdrawals will result in a decrease to your Guaranteed Lifetime Withdrawal Base.  The amount of that decrease will be the greater of (a) or (b), where:

(a)	= the dollar amount of the Early Withdrawal; and

(b)	=	a “proportional amount” derived from the following calculation: (A ÷ B) × C, where:

A =           the dollar amount of the Early Withdrawal;

B =           Your Account Value on the date of the Early Withdrawal; and

C =           your Guaranteed Lifetime Withdrawal Base on the date of the Early Withdrawal.

Note:  When an Early Withdrawal occurs at a time when the market is doing well enough that Your Account Value exceeds the Guaranteed Lifetime Withdrawal Base, an Early Withdrawal will result in a dollar for dollar reduction in the Guaranteed Lifetime Withdrawal Base.  When an Early Withdrawal occurs at a time when the market has declined so that Your Account Value is less than the Guaranteed Lifetime Withdrawal Base, an Early Withdrawal will result in a proportional reduction to the Guaranteed Lifetime Withdrawal Base.  Furthermore, the more the market has declined (i.e., the greater the difference between Your Account Value and the Guaranteed Lifetime Withdrawal Base), the greater impact that the proportional reduction will have on the remaining Guaranteed Lifetime Withdrawal Base, which will result in a larger decrease to the overall Guaranteed Lifetime Withdrawals.

Example Early Withdrawal Calculations
In this example, the Account Value is greater than the Guaranteed Lifetime Withdrawal Base.		In this example, the Account Value is less than the Guaranteed Lifetime Withdrawal Base:
At the time of the Early Withdrawal:		At the time of the Early Withdrawal:
Account Value =	$500,000	Account Value =	$400,000
Guaranteed Lifetime Withdrawal Base =	$450,000	Guaranteed Lifetime Withdrawal Base =	$450,000
Withdrawal Amount =	$15,000	Withdrawal Amount =	$15,000
Guaranteed Lifetime Withdrawal Base reduction calculations:		Guaranteed Lifetime Withdrawal Base reduction calculations:
Dollar amount =	$15,000	Dollar amount =	$15,000
Proportional amount ($15,000 ÷ $500,000) x $450,000 =	$13,500	Proportional amount ($15,000 ÷ $400,000) x $450,000 =	$16,875
After the Early Withdrawal:		After the Early Withdrawal:
Account Value ($500,000 - $15,000) =	$485,000	Account Value ($400,000 - $15,000) =	$385,000
Guaranteed Lifetime Withdrawal Base ($450,000 - $15,000) =	$435,000	Guaranteed Lifetime Withdrawal Base ($450,000 - $16,875) =	$433,125

In the case of an Early Withdrawal that causes any reduction to your Guaranteed Lifetime Withdrawal Base, we will provide you with the opportunity to restore your Guaranteed Lifetime Withdrawal Base to the amount that was in effect prior to the Early Withdrawal.  To do so, within 45 days of the withdrawal, you must make Additional Deposits to Your Account equal to or greater than the Early Withdrawal amount, and submit a request to us in writing to restore your Guaranteed Lifetime Withdrawal Base as of the date of the Early Withdrawal.

What if the Account Value falls to the Minimum Account Value before the Withdrawal Start Date but your Guaranteed Lifetime Withdrawal Base is above zero?

If Your Account Value falls below the Minimum Account Value before your Withdrawal Start Date, your Contract will be suspended.  Please see“Suspension and Termination Provisions” later in this prospectus for more information.

THE WITHDRAWAL PHASE

What events trigger the Withdrawal Phase?

Your Account and the Contract will continue in the Accumulation Phase until you (or in the case of co-annuitants, the younger co-annuitant) reach the age of 55 and affirmatively elect to enter the second phase of the Contract –

the Withdrawal Phase.  To elect to enter the Withdrawal Phase, you and your Financial Advisor must complete a Withdrawal Phase election form.

What is the Withdrawal Start Date and what does it mean?

Your Withdrawal Start Date is the date that you are eligible and you elect to begin taking annual withdrawals of up to the Guaranteed Lifetime Withdrawal Amount (discussed later in this provision) without reducing your Guaranteed Lifetime Withdrawal Base.  To elect to begin taking Guaranteed Lifetime Withdrawals, you must reach age 55 or older.  In the case of co-annuitants, the Withdrawal Start Date is the date the younger co-annuitant reaches the age of 55 and you elect to enter the Withdrawal Phase.  Once you enter the Withdrawal Phase, the Early Withdrawal provisions of this prospectus are inapplicable to your Contract.  Note, however, that if you, or in the case of co-annuitants, the younger co-annuitant, are 55 or older and your Withdrawal Start Date is in the middle of a calendar year, you are limited to taking a pro-rated amount based on the number of days left remaining in the calendar year. If you take a withdrawal after the age of 55 and have not completed a form to elect to enter the Withdrawal Phase, you and your financial advisor will be notified.

Once a Contract is issued, you will not enter the Withdrawal Phase until you elect to enter the Withdrawal Phase.

What is the Guaranteed Lifetime Withdrawal Amount and how is it calculated?

The Guaranteed Lifetime Withdrawal Amount is the maximum amount you may withdraw each calendar year after your Withdrawal Start Date without reducing your Guaranteed Lifetime Withdrawal Base.  The Guaranteed Lifetime Withdrawal Amount is calculated by multiplying your Guaranteed Lifetime Withdrawal Base by your Guaranteed Lifetime Withdrawal Percentage.

Your Guaranteed Lifetime Withdrawal Percentage depends on your age (or in the case of co-annuitants, the younger co-annuitant’s age) at the time of the withdrawal and whether or not you elected the COLA benefit.  Your Guaranteed Lifetime Withdrawal Percentage will automatically increase on the Contract Anniversary after you (or in the case of co-annuitants, the younger co-annuitant) turns 65.

Your Age (or in the case of a co-annuitant, the younger co-annuitant) at the time of the withdrawal	Guaranteed Lifetime Withdrawal Percentage
	with COLA	without COLA
55 - 64	3%	4%
65 or older	4%	5%

In other words:

Guaranteed Lifetime Withdrawal Amount	=	Guaranteed Lifetime Withdrawal Base	X	Guaranteed Lifetime Withdrawal Percentage

Note: Although withdrawals taken that do not exceed the Guaranteed Lifetime Withdrawal Amount do not reduce the Guaranteed Lifetime Withdrawal Base, they do reduce Your Account Value.

Note: Your Guaranteed Lifetime Withdrawal Amount should be considered when you determine your periodic withdrawal strategy for retirement income or other purposes.  Amounts withdrawn in excess of the Guaranteed Lifetime Withdrawal Amount will negatively impact your Guaranteed Lifetime Withdrawal Base and any Guaranteed Lifetime Income Payments that may be payable to you under this Contract.

The Guaranteed Lifetime Withdrawal Amount is not cumulative.  In other words, taking less than the Guaranteed Lifetime Withdrawal Amount in one calendar year does not entitle you to withdraw more than the Guaranteed Lifetime Withdrawal Amount in a subsequent calendar year.

Can the Guaranteed Lifetime Withdrawal Base change during the Withdrawal Phase?

Yes.  There are several ways that your Guaranteed Lifetime Withdrawal Base can increase or decrease during the Withdrawal Phase:

1.
The Annual Benefit Base Review without COLA. On each Contract Anniversary during the Withdrawal Phase, we do an Annual Benefit Base Review to see if you are eligible for an increase to your Guaranteed Lifetime Withdrawal Base.  Your Guaranteed Lifetime Withdrawal Base will be set equal to the greater of:

(a) the current Guaranteed Lifetime Withdrawal Base, adjusted for transactions in the previouscontract year that affected the Guaranteed Lifetime Withdrawal Base; or

(b) Your Account Value as of the Contract Anniversary.

Any increase to the Guaranteed Lifetime Withdrawal Base will be automatic if there are no terms and conditions changes.  Otherwise, we require an election to increase the Guaranteed Lifetime Withdrawal Base. Please see “Terms and Conditions of the Contract” later in the prospectus for an explanation of the impact upon the Guaranteed Lifetime Withdrawal Base if there is a terms and conditions change.

Note: Since the Contract Fee is calculated based on the Guaranteed Lifetime Withdrawal Base, increases to the Guaranteed Lifetime Withdrawal Base will result in higher Contract Fees.  Under the automatic Annual Benefit Base Review feature, you agree to pay the larger Fee.

You can cancel the automatic Annual Benefit Base Review by notifying us.

2.
The COLA benefit and the COLA Guaranteed Lifetime Withdrawal Base.  If elected, in addition to the Guaranteed Lifetime Withdrawal Base, we will also calculate and track your COLA Guaranteed Lifetime Withdrawal Base.  The initial COLA Guaranteed Lifetime Withdrawal Base is calculated on the first Contract Anniversary following your Withdrawal Start Date and is equal to your Guaranteed Lifetime Withdrawal Base.  Any additional deposits will proportionally affect the Guaranteed Lifetime Withdrawal Amount based on the number of days remaining until your Contract Anniversary.

The Annual Benefit Base Review during the Withdrawal Phase will be the greatest of:

(a) the current Guaranteed Lifetime Withdrawal Base, adjusted for transactions in the previouscontract year that affected the Guaranteed Lifetime Withdrawal Base;

(b) Your Account Value as of the Contract Anniversary; or

(c) the COLA Guaranteed Lifetime Withdrawal Base as of the Contract Anniversary, adjusted fortransactions in the previous contract year that affected the Guaranteed Lifetime Withdrawal Base.

The following chart demonstrates how your overall Guaranteed Lifetime Withdrawal Base increases with the COLA and assumes that you are older than 65 years old, which provides for a 4% Guaranteed Lifetime Withdrawal Percentage:

Contract Anniversary Year following Withdrawal Start Date	Your Account Value*	COLA Guaranteed Lifetime Withdrawal Base (increases by 3% at each Contract Anniversary)	Guaranteed Lifetime Withdrawal Base	Guaranteed Lifetime Withdrawal Percentage	Guaranteed Lifetime Withdrawal Amount
1	$100,000	$100,000	$100,000	4%	$4,000
2	$110,000	$103,000	$110,000	4%	$4,400
3	$102,000	$106,000	$110,000	4%	$4,400

4	$94,000	$109,000	$110,000	4%	$4,400
5	$98,000	$112,000	$112,000	4%	$4,480
6	$100,000	$115,000	$115,000	4%	$4,600
7	$120,000	$118,000	$120,000	4%	$4,800
8	$115,000	$121,000	$121,000	4%	$4,480
9	$140,000	$124,000	$140,000	4%	$5,600

*changes reflect market performance only

NOTE: These numbers are examples only and do not represent actual or guaranteed increases.

The COLA benefit may be elected at anytime during the Accumulation Phase or on your Withdrawal Phase Election Form.  However, after your Withdrawal Start Date, the COLA benefit is no longer available for election. You may not remove the COLA benefit after your Withdrawal Start Date.  For more information about the COLA benefit in the Income Phase, please see “The Income Phase” later in this prospectus.

Your Guaranteed Lifetime Withdrawal Percentage will be smaller with the COLA benefit.  If you (and your spouse, if you elected the Spousal Continuation Option) elect to begin taking withdrawals when you reach the age of 55, you may withdraw up to 3% of your Guaranteed Lifetime Withdrawal Base from Your Account without reducing your Guaranteed Lifetime Withdrawal Base and any potential Guaranteed Lifetime Income Payments.  When you (and your spouse, if you elected the Spousal Continuation Option) reach age 65, your Guaranteed Lifetime Withdrawal Percentage increases to 4% and you may withdraw up to 4% of your Guaranteed Lifetime Withdrawal Base from Your Account without reducing your Guaranteed Lifetime Withdrawal Base and any potential Guaranteed Lifetime Income Payments.

3.
Additional Deposits to Your Account.  Just as in the Accumulation Phase, the Contract permits you to make Additional Deposits to Your Account during the Withdrawal Phase, which will result in an immediate increase to your Guaranteed Lifetime Withdrawal Base and COLA Guaranteed Lifetime Withdrawal Base equal to the dollar amount of the Additional Deposit.  See “Can the Guaranteed Lifetime Withdrawal Phase change during the Accumulation Phase?” earlier in the prospectus for more information about limits on additional deposits.

4.    Excess Withdrawals from Your Account.  Excess Withdrawals are any withdrawals taken after yourWithdrawal Start Date that, during any calendar year, exceed the Guaranteed Lifetime Withdrawal Amount.Excess Withdrawals will result in a decrease to your Guaranteed Lifetime Withdrawal Base.  The amount of that decrease will be the greater of (a) or (b), where:

(a)	= the dollar amount of the Excess Withdrawal (the amount withdrawn during any calendar year in excess of the Guaranteed Lifetime Withdrawal Amount); and

(b)	=	a “proportional amount” derived from the following calculation: (A ÷ B) × C, where:

A =           the dollar amount of the Excess Withdrawal;

B =           Your Account Value (which will be reduced by any Guaranteed Lifetime Withdrawal Amounttaken) on the date of the Excess Withdrawal; and

C =           your Guaranteed Lifetime Withdrawal Base on the date of the Excess Withdrawal.

Note: When an Excess Withdrawal occurs at a time when the market is doing well enough that Your Account Value exceeds the Guaranteed Lifetime Withdrawal Base, an Excess Withdrawal will result in a dollar for dollar reduction in the Guaranteed Lifetime Withdrawal Base.  When an Excess Withdrawal occurs at a time when the market has declined so that Your Account Value is less than the Guaranteed Lifetime Withdrawal Base, an Excess Withdrawal will result in a proportional reduction to the Guaranteed Lifetime Withdrawal Base.  Furthermore, the more the market has declined (i.e., the greater the difference between Your Account Value and the Guaranteed Lifetime Withdrawal Base), the greater impact that the proportional reduction will have on the remaining Guaranteed Lifetime Withdrawal Base, which will result in a larger decrease to the overall Guaranteed Lifetime Withdrawals.

Example Excess Withdrawal Calculations
In this example, the Account Value is greater than the Guaranteed Lifetime Withdrawal Base:		In this example, the Account Value is less than the Guaranteed Lifetime Withdrawal Base:
At the time of the Excess Withdrawal:		At the time of the Excess Withdrawal:
Account Value =	$500,000	Account Value =	$400,000
Guaranteed Lifetime Withdrawal Base =	$450,000	Guaranteed Lifetime Withdrawal Base =	$450,000
Guaranteed Lifetime Withdrawal Amount =	$22,500	Guaranteed Lifetime Withdrawal Amount =	$22,500
Withdrawal Amount =	$30,000	Withdrawal Amount =	$30,000
Excess Withdrawal Amount ($30,000 - $22,500) =	$7,500	Excess Withdrawal Amount ($30,000 - $22,500) =	$7,500
Guaranteed Lifetime Withdrawal Base reduction calculations:		Guaranteed Lifetime Withdrawal Base reduction calculations:
Dollar amount =	$7,500	Dollar amount =	$7,500
Proportional amount ($7,500 ÷ $477,500) x $450,000 =	$7,068	Proportional amount ($7,500 ÷ $377,500) x $450,000 =	$8,940
After the Excess Withdrawal:		After the Excess Withdrawal:
Account Value ($500,000 - $30,000) =	$470,000	Account Value ($400,000 - $30,000) =	$370,000
Guaranteed Lifetime Withdrawal Base ($450,000 - $7,500) =	$442,500	Guaranteed Lifetime Withdrawal Base ($450,000 - $8,940) =	$441,060

If your Contract is issued as an asset in an IRA, and the only withdrawals you take from the assets in Your Account are those taken to meet required minimum distributions for that account under the Internal Revenue Code, those withdrawals will not be considered Excess Withdrawals, even if the withdrawal exceeds the Guaranteed  Lifetime Withdrawal Amount.

In the case of an Excess Withdrawal that causes any reduction to your Guaranteed Lifetime Withdrawal Base, we will provide you with the opportunity to restore your Guaranteed Lifetime Withdrawal Base to the amount that was in effect prior to the Excess Withdrawal.  To do so, within 45 days of the withdrawal, you must make Additional Deposits to Your Account equal to or greater than the Excess Withdrawal amount, and submit a request to us in writing to restore your Guaranteed Lifetime Withdrawal Base as of the date of the Excess Withdrawal.

Past increases to your Guaranteed Lifetime Withdrawal Base from the COLA benefit will not be reduced, but future increases may be impacted, because an excess withdrawal will reduce your overall Guaranteed Lifetime Withdrawal Base.

Note: The Guaranteed Lifetime Withdrawal Base will never decrease due to market performance, even ifYour Account Value goes down.

Do Early Withdrawals and Excess Withdrawals affect the Guaranteed Lifetime Withdrawal Amount and the Guaranteed Lifetime Withdrawal Base differently?

Yes. Early Withdrawals are considered “early” because they are taken before your Withdrawal Start Date, when your Guaranteed Lifetime Withdrawal Amount has not yet been established.  If you take Early Withdrawals, your Guaranteed Lifetime Withdrawal Base will be reduced by the greater of the dollar amount of the Early Withdrawal or the proportional amount calculation.  The proportional amount calculation for Early Withdrawals (as described above) uses Your Account Value at the time of the Early Withdrawal.

 Excess Withdrawals are in “excess” of your Guaranteed Lifetime Withdrawal Amount, an amount established after your Withdrawal Start Date.  If you take withdrawals in excess of your Guaranteed Lifetime Withdrawal Amount, your Guaranteed Lifetime Withdrawal Base will be reduced by the greater of the dollar amount of the Excess Withdrawal or the proportional amount calculation.  The proportional amount calculation for Excess Withdrawals (as described above) will apply to Your Account Value on the date of the Excess Withdrawal (minus any Guaranteed Lifetime Withdrawal Amount taken on that day). Thus, Your Account Value is reduced by the Guaranteed Lifetime Withdrawal Amount and any Excess Withdrawal Amount.

What if the Account Value and the Guaranteed Lifetime Withdrawal Base decline to zero due to Excess Withdrawals during the Withdrawal Phase?

If both Your Account Value and the Guaranteed Lifetime Withdrawal Base decline to zero, the Contract will automatically terminate without value.

TRIGGERING THE INCOME PHASE

What events will trigger the Income Phase?

Your Account will continue in the Withdrawal Phase until any of the following events, referred to as “triggering events,” occurs:

•	Your Account Value, after reaching the Withdrawal Start Date, falls below the greater of $10,000 or the Guaranteed Lifetime Withdrawal Amount (the “Minimum Account Value”);

•
Your Account Value is invested in the Minimum Account Value Eligible Portfolio, as discussed in the “Suspension and Termination Provisions” section later in this prospectus, and you reach your Withdrawal Start Date; or

•	You, after reaching the Withdrawal Start Date, affirmatively elect to begin the Income Phase by submitting the appropriate administrative forms.

Note: It is possible that you may never begin the Income Phase.  If you (and your spouse, if the Spousal Continuation Option is elected) die before any of the triggering events occurs, no benefit is payable under this Contract.

How is the Contract transitioned into the Income Phase?

If and when a triggering event occurs, we will send you a notice in writing informing you that you have met all of the conditions in order for your Contract to transition from the Withdrawal Phase to the Income Phase.  The notice will contain an Income Phase election form.

If you decide to transition your Contract into the Income Phase, you must return the executed Income Phase election form to us and instruct CGM to liquidate Your Account and transfer any remaining balance to us.  Any unpaid Contract Fee will be charged against Your Account on a pro-rated basis, but will not affect your Guaranteed Lifetime Withdrawal Base.  We will accept those assets as a premium payment for your immediate fixed income annuity contract (“Annuity”).  Shortly thereafter, we will issue your Annuity, and we will begin making Guaranteed Lifetime Income Payments to you.  The date the Annuity is issued is referred to as the “Annuity Commencement Date.”  The Guaranteed Lifetime Income Payments will continue for as long as you (or your spouse, if the Spousal Continuation Option is elected) live.

If you decide not to transition your Contract into the Income Phase, you may terminate your Contract and we will make no payments to you.

THE INCOME PHASE

How much will each Guaranteed Lifetime Income Payment be?

Each Guaranteed Lifetime Income Payment will be the same amount as your most recent Guaranteed Lifetime Withdrawal Amount.   However, your first Guaranteed Lifetime Income Payment will be prorated based on the amount previously withdrawn during the calendar year prior to beginning the Income Phase. No Additional Deposits and no Guaranteed Lifetime Withdrawals are permitted.

How does the COLA Benefit affect Guaranteed Lifetime Income Payments?

If you elected the COLA Benefit prior to your Withdrawal Start Date, you are also entitled to a 3% COLA benefit. When your Guaranteed Lifetime Income Payments begin, your Guaranteed Lifetime Withdrawal Base will no longer exist, but we will continue to calculate and track your COLA Guaranteed Lifetime Withdrawal Base.  At each “Guaranteed Lifetime Income Payment Review,” where we will compare your Guaranteed Lifetime Income Payment and your COLA Guaranteed Lifetime Withdrawal Base as of the Contract Anniversary.  If you elected COLA, your Guaranteed Lifetime Withdrawal Percentage is lower than if you had not elected the COLA benefit.  Thus, your Guaranteed Lifetime Income Payments will be smaller than if you had not elected COLA.

The following chart demonstrates how your overall Guaranteed Lifetime Withdrawal Amount is impacted in the Income Phase by the COLA benefit.  It assumes that you are older than 65 years old, which provides for a 4% Guaranteed Lifetime Withdrawal Percentage.  The chart also demonstrates what your Guaranteed Lifetime Income Payments would be if you were over the age of 65 and did not elect the COLA benefit, which provides for a 5% Guaranteed Lifetime Withdrawal Percentage:

Contract Year in the Income Phase	Guaranteed Lifetime Withdrawal Base	Non-COLA Guaranteed Lifetime Withdrawal %	Non-COLA Guaranteed Lifetime Income Payment Amount	COLA Guaranteed Lifetime Withdrawal Base	COLA Guaranteed Lifetime Withdrawal %	COLA Guaranteed Lifetime Income Payment Amount
0	$110,000	5%	$5,500	$100,000	4%	$4,400
1	$110,000	5%	$5,500	$103,000	4%	$4,400
2	$110,000	5%	$5,500	$106,000	4%	$4,400
3	$110,000	5%	$5,500	$109,000	4%	$4,400
4	$110,000	5%	$5,500	$112,000	4%	$4,480
5	$110,000	5%	$5,500	$115,000	4%	$4,600
6	$110,000	5%	$5,500	$118,000	4%	$4,720
7	$110,000	5%	$5,500	$121,000	4%	$4,840
8	$110,000	5%	$5,500	$124,000	4%	$4,960
9	$110,000	5%	$5,500	$127,000	4%	$5,080
10	$110,000	5%	$5,500	$130,000	4%	$5,200
11	$110,000	5%	$5,500	$133,000	4%	$5,320
12	$110,000	5%	$5,500	$136,000	4%	$5,440
13	$110,000	5%	$5,500	$139,000	4%	$5,560

NOTE: These numbers are examples only and do not represent actual or guaranteed increases.

By electing COLA, your Guaranteed Lifetime Income Payments can increase over time.

Without the COLA benefit, will the Guaranteed Lifetime Income Payment ever increase or decrease?

No.  If the COLA benefit is not elected, the Guaranteed Lifetime Income Payments will always be the same amount.

How often are the Guaranteed Lifetime Income Payments paid?

The Guaranteed Lifetime Income Payments will be paid to you at the frequency you request on your Income Phase election form.

Note: Although you elect the frequency of payment, we reserve the right to decrease the frequency so that each scheduled payment is at least $100.

How long will the Guaranteed Lifetime Income Payments be paid?

Once the Guaranteed Lifetime Income Payments begin, they will continue until the death of the annuitant (or the co-annuitant if the Spousal Continuation Option was elected).

TERMS AND CONDITIONS OF THE CONTRACT

Nationwide can change certain terms and conditions of the Contract after you have purchased the Contract.  These terms and conditions include: determination of which Select UMAs are Eligible Portfolios and changes to the Contract Fee Percentages.

If one or more terms and conditions associated with the Contract change, the Annual Benefit Base Review will still be available, but will no longer be automatic.  To invoke the Annual Benefit Base Review, you will have to affirmatively elect to have the Annual Benefit Base Review applied to your Contract.  On or about each Contract Anniversary, we will provide you with information necessary to make this determination.  Specifically, we will provide: Your Account Value; the current Guaranteed Lifetime Withdrawal Base; the current terms and conditions associated with the Contract; and instructions on how to communicate an election to invoke the Annual Benefit Base Review.

If you invoke the Annual Benefit Base Review, the new terms and conditions associated with the Contract will apply.  If we do not receive your election to invoke the Annual Benefit Base Review within 90 days after the Contract Anniversary, we will assume that you do not wish to increase your Guaranteed Lifetime Withdrawal Base.  If the Guaranteed Lifetime Withdrawal Base is not increased, the terms and conditions associated with your Contract will remain unchanged.  However, you will no longer be able to increase your Guaranteed Lifetime Withdrawal Base, and you will no longer receive the benefit of an Account Value increase, the automatic 5% increase in the Accumulation Phase, or the COLA benefit in the Withdrawal Phase or the Income Phase.

During the first two years of the Contract, we guarantee that the Contract Fee Percentage will not increase from the price that was in effect at the time you purchased the Contract.  Other terms and condition changes may change upon notice to you as stated above.  After your second Contract Anniversary, Contract Fee Percentage changes are considered a term and condition change.

SPOUSAL CONTINUATION OPTION

What is the Spousal Continuation Option?

The Spousal Continuation Option allows, upon your death, your surviving spouse to continue the Contract and receive all the rights and benefits associated with the Contract, including the Guaranteed Lifetime Withdrawal Amount and, possibly, Guaranteed Lifetime Income Payments.

Election of the Spousal Continuation Option.

The following conditions apply to Contracts electing the Spousal Continuation Option:

(1)
The Spousal Continuation Option must be elected at the time of application, and the younger spouse must not have reached their 81st birthday, while the older spouse must not have reached their 85th birthday.

(2)
One or both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as owners of Your Account and the annuitant(s) of Your Contract.  For Contracts issued to IRAs and

Roth IRAs, only the person for whom the IRA or Roth IRA was established may be named as the owner of Your Account, and annuitant of the Contract.

(3)
If your marriage terminates due to divorce, dissolution, or annulment, or if a co-annuitant dies prior to the Withdrawal Start Date, we will remove the Spousal Continuation Option from your Contract upon notification from you in a form acceptable to Nationwide and evidence of the marriage termination or death that is satisfactory to Nationwide.  After removal of the Spousal Continuation Option, we will not charge you the Spousal Continuation Option Fee Percentage.  Once the Spousal Continuation Option is removed from the Contract, the option may not be re-elected or added to cover a subsequent spouse.

(4)
If your marriage terminates due to divorce, dissolution, or annulment, or if a co-annuitant dies on or after the Withdrawal Start Date, you may not remove the Spousal Continuation Option from the Contract.  The remaining owner of the Contract will continue to be charged the Spousal Continuation Option Fee Percentage, and upon notification from you in a form acceptable to Nationwide, your former spouse will no longer be eligible to receive withdrawals.

(5)	For Contracts other than IRAs with non-natural owners, one spouse must be the annuitant and the other spouse must be the co-annuitant.

(6)	Upon either co-annuitant’s death, the surviving spouse must keep Your Account open and comply with all of the requirements of this Contract.

(7)	The Withdrawal Start Date is the date you and your spouse meet all of the conditions of entering the Withdrawal Phase and have elected to enter the Withdrawal Phase.

(8)
If you enter the Income Phase of the Contract, both you and your spouse must be named primary beneficiaries of the Contract at that time to ensure the Guaranteed Lifetime Income Payments will continue for both lives.

How much does the Spousal Continuation Option cost?

The maximum Spousal Continuation Option Fee Percentage is 0.30% of your Guaranteed Lifetime Withdrawal Base.  Currently, the Spousal Continuation Option Fee Percentage is 0.20% of your Guaranteed Lifetime Withdrawal Base.

Is it possible to pay for the Spousal Continuation Option but not receive a benefit from it?

There are situations where you would not receive the benefit of the Spousal Continuation Option.  For example, if your spouse dies before you, and on or after the Withdrawal Start Date, the benefits associated with the option will not be realized.  Also, if withdrawals are taken after the Withdrawal Start Date and your marriage terminates due to death, divorce, dissolution, or annulment, you may not remove the Spousal Continuation Option from the Contract.

THE CONTRACT FEE

How much is the Contract Fee?

The guaranteed maximum Contract Fee Percentage, as a percentage of the Guaranteed Lifetime Withdrawal Base as of the end of the previous quarter, is 1.75% on an annual basis.  The current Contract Fee Percentage, as a percentage of the Guaranteed Lifetime Withdrawal Base is 1.00%.  Once your Contract is issued, the Contract Fee associated with your Contract will not increase, except possibly, if you affirmatively elect the change of any terms and conditions, or if you have to go to the Minimum Account Value Eligible Portfolio and the Contract Fee Percentage is higher.  See “Terms and Conditions of the Contract” for more information.

The Contract Fee is in addition to charges that are imposed in connection with advisory, custodial, platform and other services, or charges imposed by Investment Products comprising Your Account at CGM.

We provide a price guarantee during the first two years that you own the Contract.  During this time, your Contract Fee Percentage will not increase above the Contract Fee Percentage that was in place at the date of issuance of the

Contract.  After your second Contract Anniversary, a change in the Contract Fee Percentage will be considered a  terms and condition change.  See “Terms and Conditions of the Contract” in this prospectus.

When and how is the Contract Fee assessed?

The Contract Fee is only assessed during the Accumulation and Withdrawal Phases of the Contract.  It is deducted from Your Account on a calendar quarter basis, and paid in advance in the same manner as CGM’s advisory fees for Your Account.  The Contract Fee will be deducted by CGM and remitted to us.  The Contract Fee Percentage is assessed at the beginning of the quarter because it corresponds with CGM’s billing, and the quarterly billing will have no other impact other than a reduction of Your Account Value.  To facilitate this, you must sign the Client Agreement allowing CGM to deduct the Fee from Your Account.  The sale or transfer of investments in Your Account to pay the Fee will not reduce your Guaranteed Lifetime Withdrawal Base.  However, they do reduce Your Account Value.

For example:
Contract Fee Percentage:	1.00%
Number of days in calendar quarter:	90
Number of days in the calendar year:	365
Guaranteed Lifetime Withdrawal Base (as of the end of the previous quarter):	$500,000
Contract Fee Calculation: $500,000 x 1.00% x (90 ÷ 365) =	$1232.87

If your Contract is issued in the middle of a quarter, we will prorate your Contract Fee for that quarter.  Thereafter, the Fee for the next calendar quarter will be calculated based on the Guaranteed Lifetime Withdrawal Base as of the end of the prior calendar quarter.  If you terminate your Contract in the middle of a quarter, we will prorate that quarter’s Fee.

We will allow you the flexibility to pay the Fees in ways other than through a deduction from Your Account consistent with your Client Agreement.

Will the Contract Fee be the same amount from quarter to quarter?

Since the Fee is based on your Guaranteed Lifetime Withdrawal Base, any time the Guaranteed Lifetime Withdrawal Base increases (via Additional Deposits or the Annual Benefit Base Review) so does the amount of the Fee.  Likewise, any time the Guaranteed Lifetime Withdrawal Base decreases (via Early Withdrawals or Excess Withdrawals), so does the amount of the Fee.  Additionally, if you elect an Annual Benefit Base Review when a higher or lower Contract Fee Percentage is in effect, the dollar amount of your Contract Fee will increase or decrease accordingly.

Thus, the only way the dollar amount of your Contract Fee will remain the same is if your Guaranteed Lifetime Withdrawal Base and the Contract Fee Percentage associated with your Contract stays the same.

Will advisory and other fees impact the Account Value and the Guarantee under the Contract?

They might.  The provisions of your Contract currently allow for a “Withdrawal Exception” whereby withdrawals up to a certain amount can be deducted from Your Account each calendar quarter to pay for CGM’s advisory and other service fees associated with Your Account without being considered Early Withdrawals/Excess Withdrawals, as applicable.  Currently, the maximum amount of the Withdrawal Exception is a total of 3.00% of Your Account Value each calendar quarter.

If CGM’s actual fees for advice and other services exceed 3.00% of Your Account Value, and you withdraw the entire fee amount from Your Account, the amount withdrawn above the 3.00% limit will be considered an Early Withdrawal/Excess Withdrawal, as applicable, and will reduce your Guaranteed Lifetime Withdrawal Base. This means that if you have not yet reached your Withdrawal Start Date and you exceed the Withdrawal Exception, you will have an Early Withdrawal.  If you have reached your Withdrawal Start Date and you exceed the Withdrawal Exception, you will have an Excess Withdrawal if you also take the full Guaranteed Lifetime Withdrawal Amount for that year.  Both Early Withdrawals and Excess Withdrawals reduce your Guaranteed Lifetime Withdrawal Base.

MANAGING WITHDRAWALS FROM YOUR ACCOUNT

There are many factors that will influence your decision of when to take withdrawals from Your Account and in what amount.  No two investors’ situations will be exactly the same.  You should carefully weigh your decision to take withdrawals from Your Account, the timing of the withdrawals, and the amounts.  You should consult with your advisor and a tax advisor.  In addition to the advice you may receive from your advisor, here are a few things to consider:
First:
Early Withdrawals and Excess Withdrawals will reduce your Guaranteed Lifetime Withdrawal Base.  The reduction may be substantial, especially if Your Account Value is significantly lower than it was when the Guaranteed Lifetime Withdrawal Base was last computed or adjusted.

Second:
Once you are ready to begin taking withdrawals of the Guaranteed Lifetime Withdrawal Amount from Your Account, consider setting up a quarterly, monthly or other systematic withdrawal program.  Doing so may help limit the risk that you will make an Excess Withdrawal.

Third:
Consider the timing of your withdrawals.  Because your Guaranteed Lifetime Withdrawal Base can increase on your Contract Anniversary via the automatic Annual Benefit Base Review, the higher Your Account Value is on your Contract Anniversary, the more likely you will be to receive an increase in your Guaranteed Lifetime Withdrawal Base.  You might have a higher Guaranteed Lifetime Withdrawal Base if you defer withdrawals until after your Contract Anniversary.

Fourth:
Consider that the longer you wait to begin taking withdrawals of the Guaranteed Lifetime Withdrawal Amount, the less likely it is that you will receive any Guaranteed Lifetime Income Payments because Your Account Value will reach the Minimum Account Value later in your life, and at the same time, your life expectancy will be shorter.

DEATH PROVISIONS

The treatment of the Contract upon the death of an annuitant depends on a number of factors.  Those include whether the owner is a natural or non-natural person, whether there is a co-annuitant, and whether the Contract is in the Accumulation or Withdrawal Phase or the Income Phase.

		Annuitant’s Death in Accumulation or Withdrawal Phase	Annuitant’s Death in Income Phase

Sole Contract Owner	Sole Annuitant (no Spousal Continuation Option)
The Contract terminates and we will make no payments under the Contract.  We will return that portion of the current quarter’s Contract Fee attributable to the time period between your death and the end of the current calendar quarter.

We will calculate the remaining amount of transferred Account Value that has not yet been paid to you in the form of Guaranteed Lifetime Income Payments.  We will make payments to your beneficiary in the same frequency as the Withdrawal Phase in the amount equal to your Guaranteed Lifetime Withdrawals until that amount has been paid.  If all remaining transferred Account Value has already been paid to you at the time of your death in the form of Guaranteed Lifetime Income Payments, we will make no further payments.

	Co-Annuitants (spouses with the Spousal Continuation Option)	If the owner/co-annuitant of the Contract dies, the Contract will continue with the surviving co-annuitant as the sole Contract owner and sole annuitant.	• If the owner/co-annuitant of the Contract dies, we will continue to make Guaranteed Lifetime Income Payments to the surviving owner/co-annuitant for the duration of his or her lifetime.
•  Upon the surviving owner/co-annuitant’s death, we will calculate the remaining amount of transferred Account Value that has not yet been paid in the form of Guaranteed Lifetime Income Payments.  We will make payments to your beneficiary in the same frequency as the Withdrawal Phase in the amount equal to the Guaranteed Lifetime Withdrawals until that amount has been paid.

Joint Contract Owners (spouses)	Sole Annuitant (no Spousal Continuation Option)
If a joint owner who is the annuitant dies, the Contract terminates and we will make no payments under the Contract.  We will return that portion of the current quarter’s Contract Fee attributable to the time period between your death and the end of the current calendar quarter.

•   If a joint owner who is the annuitant dies, we will calculate the remaining amount of transferred Account Value that has not yet been paid to you in the form of Guaranteed Lifetime Income Payments.  We will make payments to your beneficiary in the same frequency as the Withdrawal Phase in the amount equal to your Guaranteed Lifetime Withdrawals until that amount has been paid.  If all remaining transferred Account Value has already been paid to you at the time of your death in the form of Guaranteed Lifetime Income Payments, we will make no further payments

		If a joint owner who is not the annuitant dies, the Contract will continue with the surviving joint owner/annuitant as the sole Contract owner.	If a joint owner who is not the annuitant dies, the Contract will continue with the surviving joint owner/annuitant as the sole Contract owner receiving Guaranteed Lifetime Income Payments.
	Co-Annuitants (spouses with the Spousal Continuation Option)	If a joint owner/co-annuitant dies, the Contract will continue with the surviving joint owner/co-annuitant as the sole Contract owner and sole annuitant.
•   If a joint owner/co-annuitant dies, we will continue to make Guaranteed Lifetime Income Payments to the surviving joint owner/co-annuitant for the duration of his or her lifetime.
•  Upon the surviving joint owner/co-annuitant’s death, we will calculate the remaining amount of transferred Account Value that has not yet been paid in the form of Guaranteed Lifetime Income Payments.  We will make payments to your beneficiary in the same frequency as the Withdrawal Phase in the amount equal to the Guaranteed Lifetime Withdrawals until that amount has been paid.

MARRIAGE TERMINATION PROVISIONS

In the event of a divorce, dissolution or annulment whose decree or other agreement affects a Contract, we will require written notice in a manner acceptable to us.

Marriage termination in the Accumulation or Withdrawal Phases.

If the marriage terminates during the Accumulation or Withdrawal Phase and you did not elect the Spousal Continuation Option:

•	If you remain the sole owner of Your Account, there will be no change to the Contract.

•
If your former spouse becomes the sole owner of Your Account, the Contract will be issued as a new Contract, with a new Guaranteed Lifetime Withdrawal Base (calculated as of the date the new Contract is issued) with your former spouse as Contract owner and annuitant, and the Contract will terminate upon the death of the annuitant.  Alternately, the former spouse may elect to terminate the Contract.

•
If Your Account is divided between you and your former spouse, the Contract will be reissued as two Contracts (one to each of the former spouses), with the contractual Guarantee divided in proportion to the division of the assets in Your Account.  The Guarantee will not carry over and a new Guaranteed Lifetime Withdrawal Base will be established (based on the value of each account as of the date the new Contracts are issued. Each former spouse will be the named Contract owner and annuitant of their respective reissued Contract, and each Contract will terminate upon the death of the respective annuitant.  Alternately, each former spouse may elect to terminate their respective Contract.

If the marriage terminates during the Accumulation or Withdrawal Phases and you elected the Spousal Continuation Option:

•
If Your Account is taken over solely by one of the joint owners (the “Receiving Joint Owner”), the Receiving Joint Owner may elect whether to have the Contract reissued with him/her as the sole Contract owner and annuitant, or continue the Contract with both former spouses remaining as joint owners and the Receiving Joint Owner as the annuitant.  In either situation, the Contract will terminate upon the death of the annuitant.  Alternately, the Receiving Joint Owner may elect to terminate the Contract.

•
If Your Account is divided between the joint owners (the former spouses), the Contract will be reissued as two Contracts (one to each of the former spouses), with the contractual Guarantee divided in proportion to the division of the assets in Your Account and a new Guaranteed Lifetime Withdrawal Base will be established for each Contract based on the value of each account as of the date the new Contracts are issued. The joint owners may remain as joint owners on each reissued Contract, with one former spouse named as annuitant on each of the Contracts, or each may become the sole Contract owner and annuitant on their respective reissued Contract.  In either situation, the Contract will terminate upon the death of the annuitant.  Alternately, each former spouse may elect to terminate their respective Contract.

Marriage termination in the Income Phase.

If, during the Income Phase, the marriage terminates, the Contract will not be reissued.  We will make Guaranteed Lifetime Income Payments to one or more payees as set forth in the relevant decree, order, or judgment.

Contract owners should consult with their own advisors to assess the tax consequences associated with these marriage termination provisions.

SUSPENSION AND TERMINATION PROVISIONS

Suspension and termination provisions only apply during the Accumulation and Withdrawal Phases of the Contract.

What does it mean to have a suspended Contract?

If your Contract is suspended, your ability to make Additional Deposits to Your Account may be restricted.  Contract suspension will not otherwise change or suspend the calculation of the benefits or charges under your Contract.

Suspension of a Contract may result in termination of the Contract in certain circumstances, which will eliminate the Guarantee.

What will cause a Contract to be suspended?

There are several events that can cause a Contract to be suspended.  Some of them are within your control; some are not.  We reserve the right to suspend the Contract if any of the following events occur:

•
You do not comply with any provision of this prospectus, including, but not limited to, the requirement that you maintain Your Account at CGM and invest the assets as required by an Eligible Portfolio, and the requirement that you execute an agreement that provides for the deduction and remittance of the Contract Fee;

•	Your Account Value falls below the Minimum Account Value;

•	CGM no longer manages any Eligible Portfolios;

•	We determine that the Eligible Portfolio in which you are invested is no longer an eligible investment option under the Contract; or

•
You make an Additional Deposit to Your Account when the value of Your Account already exceeds $2,000,000, or you make an Additional Deposit to Your Account that causes Your Account to exceed $2,000,000 in deposits.

If one of the suspension events occurs, we will provide you with a suspension notice indicating what exactly is triggering the suspension and when the termination will occur.  The purpose of this notice is to give you the opportunity to cure the issue that has triggered the suspension.  You will have 45 days to correct the suspension event.  If you correct the issue within 45 days in a manner acceptable to us, the termination will not take effect.

What can be done to take the Contract out of suspension?

The notice will indicate that there is a specific suspension period, during which you will have the ability to preserve the Guarantee associated with your Contract.  The notice will contain a description of one or more actions you can take to take the Contract out of suspension and avoid termination.

If you do not or cannot cure the issue causing the suspension by the end of the suspension period, your Contract will terminate on the date indicated in the notice.

Specific suspension events and their cures.

Your Account Value falls to the Minimum Account Value before the Withdrawal Start Date.  If Your Account Value falls below the Minimum Account Value before your Withdrawal Start Date, your Contract will be suspended.  The suspension notification will indicate that you must elect one of three options for the Contract:

1.	Make Additional Deposits to Your Account to bring Your Account Value above the Minimum Account Value;

2.
Transfer Your Account Value to the Minimum Account Value Eligible Portfolio.  The Minimum Account Value Eligible Portfolio is only available to Contract owners whose Account Value falls below the Minimum Account Value before the Withdrawal Start Date; or

3.	Terminate the Contract.

If you choose to invest in the Minimum Account Value Eligible Portfolio under these circumstances, Your Account Value must remain allocated to the Minimum Account Value Eligible Portfolio until your Withdrawal Start Date, at which time Your Account will transition to the Income Phase, as discussed in the “Triggering the

Income Phase” section.  By electing to transfer Your Account Value to the Minimum Account Value Eligible Portfolio, you are agreeing to have your Contract Fee Percentage changed (until the Income Phase when the Contract Fee is no longer assessed) to the Contract Fee Percentage associated with the Minimum Account Value Eligible Portfolio.

The Minimum Account Value Eligible Portfolio currently available with a Contract Fee Percentage of 1.00% is:

Minimum Account Value Eligible Portfolio	Target Allocation
State Street Global Advisor SPDR Lehman 1-3 Month T-Bill ETF	Bonds
Composition
100% Short Duration Bonds
Investment Strategy -The investment seeks to provide investment results that correspond generally to the price and yield performance of an index that tracks the 1-3 month sector of the United States Treasury Bill market. The ETF uses a passive management strategy designed to track the total return performance of the Lehman Brothers 1-3 Month U.S. Treasury Bill index. The 1-3 Month U.S. Treasury Bill index measures the performance of public obligations of the U.S. Treasury that have a remaining maturity of greater than or equal to 1 month and less than 3 months.

Benchmark: Lehman Brothers 1-3 Month U.S. Treasury Bill index
100%

If you do not notify us of your election by the end of the suspension period, we will assume that you intend to terminate the Contract.

CGM no longer manages any Eligible Portfolios. If CGM no longer manages any Eligible Portfolios we reserve the right suspend the Contract.  The only way to cure this suspension (to preserve your Guarantee under the Contract) is to transfer Your Account Value to a third party account approved by us or to an annuity contract that we, or one of our affiliates, offer.

➢	If you decide to transfer to a third party account approved by us, please keep in mind the following:

•	The charges for those products may be higher than the Contract Fee Percentage assessed in connection with your Contract;

•	You will not be charged any transfer fees by us other than the termination fees imposed by your custodian consistent with your custodial agreement; and

•
The value of the Guarantee transferred will be equal to the Guaranteed Lifetime Withdrawal Base on the Valuation Day of the transfer (a Valuation Day is any day the New York Stock Exchange is open for trading).

➢
If you decide to transfer Your Account Value to an annuity contract that we, or one of our affiliates, offer, the amount transferred to the new annuity contract will be equal to the value of Your Account on the Valuation Day of the transfer and your Guarantee will continue.

➢	If you choose not to transfer Your Account Value, or fail to transfer Your Account Value before the end of the suspension period, the Contract and the Guarantee will terminate.

Additional Deposits causing Account Value to exceed $2,000,000.  If you make an Additional Deposit that causes Your Account to exceed $2,000,000 in deposits, without Home Office approval, we will suspend your Contract.  We will notify you of the suspension.  You may cure this suspension (to preserve your Guarantee under the Contract) by requesting that CGM withdraw all or a portion of the Additional Deposit that caused the Account Value to exceed $2,000,000 in deposits.  During the suspension period, any such withdrawal will not constitute an Early Withdrawal or an Excess Withdrawal.  No Annual Benefit Base Review will be available during this time.

If you do not withdraw the necessary amount from Your Account before the end of the suspension period, the Contract will terminate.

What will cause a Contract to be terminated?

If you fail to cure the cause of a Contract suspension within 45 days, your Contract will terminate.  We will provide you with a pre-termination notice indicating what exactly has triggered the termination and when the termination will be effective.  The purpose of this pre-termination notice is to give you the opportunity to either cure the issue that has triggered the termination, or to preserve your Guarantee under the Contract by transferring Your Account Value to a third party account approved by us or to an annuity contract we, or one of our affiliates, offer.

➢	If you cure the issue before the termination date in a manner acceptable to us, the termination will not take effect.

➢	If you decide to transfer to a third party account approved by us, please keep in mind the following:

•  The charges for those products may be higher than the Contract Fee Percentage assessed inconnection with your Contract;

•  You will not be charged any transfer fees by us other than the termination fees imposed by yourcustodian consistent with your custodial agreement;

•  The value transferred for the Guarantee will be equal to the Guaranteed Lifetime Withdrawal Baseon the Valuation Day of the transfer.

➢
If you decide to transfer Your Account Value to an annuity contract that we, or one of our affiliates, offer, the amount transferred to the new annuity contract will be equal to the value of Your Account on the Valuation Day of the transfer, and your Guarantee will continue.

If you do not cure the issue within the termination cure period, or if you fail to transfer Your Account Value before the end of the termination cure period, the Contract and the Guarantee will terminate.  If the Contract does terminate, we will provide you with written notification of the Contract’s termination.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is based on our understanding of current United States federal income tax laws.   It is a general discussion and does not address all possible circumstances that may be relevant to the tax treatment of a particular contract owner.  This discussion does not address the tax treatment of transactions involving the investment assets held in Your Account, except to the extent that they may be affected by ownership of the Contract.  This discussion does not address matters relating to federal estate and gift tax consequences, or state and local income, estate, inheritance, or other tax consequences of ownership of a Contract.

This Contract is a new and innovative product.  The IRS has not yet addressed the tax consequences of ownership of, or distributions from, the Contract (or products similar to the Contract) in any ruling or other type of guidance.  It is possible that the IRS could attempt to apply rules different than the ones described below to the taxation of the distributions from the Contract and/or for transactions taking place within Your Account.

The Contract is in form an annuity contract, and we intend to treat the Contract as an annuity for federal income tax purposes.  Consequently, we intend to report taxable income under the Contract to you consistent with the rules applicable to annuity contracts, and the payments will be treated as being annuity payments made after the annuity starting date.  We can give no assurances that the IRS will agree with our interpretation regarding the proper tax treatment of the Contract, or the tax implications to the investments in Your Account that may arise by reason of the Contract, or that a Court would agree with our interpretation if the IRS were to challenge such tax treatments.

We will make no Guaranteed Lifetime Withdrawals to your beneficiary and will not return any fees except for the portion of the current quarter’s Fees paid in advance.

Because this is a new and innovative product, there are no authorities directly addressing the taxation of distributions from the Contract, or how ownership of the Contract may affect the taxation of transactions within Your Account.  Any relevant authorities are susceptible to numerous interpretations, some of which may cause the IRS to disagree with our interpretations.  If the IRS were to successfully challenge the tax treatment described herein, it could have a material and adverse effect on the tax consequences of the acquisition, owing, and disposition of investments in Your Account.  In addition, it is possible that, due to changes in your circumstances in future years, the tax consequences under the qualified dividend and straddle rule could change.  For example, losses may be realized when it has become likely that the value of Your Account has been reduced to the greater of $10,000 or your Guaranteed Lifetime Withdrawal Amount.  You should consult with your own tax advisors regarding the potential tax implications of purchasing and/or owning a Contract, based on your individual circumstances.

Tax consequences with respect to Your Account and/or your Contract may also be adversely affected by future changes in the tax law.

THE FOLLOWING GENERAL DISCUSSION IS BASED ON THE ASSUMPTION THAT THE CONTRACT WILL BE TREATED AS AN ANNUITY FOR INCOME TAX PURPOSES.

Taxation of Distributions from Contract.

If and when you begin the Income Phase, any Guaranteed Lifetime Income Payments made from the Contract are expected to be substantially equal periodic payments, paid no less frequently than annually, and are to be paid while the annuitant is living (or, if the Spousal Continuation Option is elected, while either co-annuitant is living), and will terminate upon the death of the annuitant (or, if the Spousal Continuation Option is elected, upon the death of the surviving co-annuitant).  For federal income tax purposes, Guaranteed Lifetime Income Payments should be treated as amounts received as an annuity, and should be taxed in accordance with the rules applicable to annuity payments.  As amounts received as an annuity, the portion of these payments that is allocable to income should be taxable to you as ordinary income, and the portion of the payments that is allocable to your after tax payments of premiums for the Contract, or basis, should be treated as the nontaxable return of basis.  The amount excludable from each Guaranteed Lifetime Withdrawal in the Income Phase will be determined by the following calculation:
Excludable Amount	=	Guaranteed Lifetime Withdrawal	X	Contract owner’s investment in the Contract
the expected total amount of Guaranteed Lifetime Income Payments over the life of the Contract*

*The “expected total amount of the Guaranteed Lifetime Income Payments over the life of the contract” is equal to the amount of one Guaranteed Lifetime Withdrawal payment multiplied by a factor that is determined by your life expectancy.  The life expectancy factor tables appear in Treasury Regulation 1.72-9.

The maximum amount excludable from income is the investment in the Contract; once the entire after-tax investment in the Contract is recovered, all Guaranteed Lifetime Income Payments would be fully includable in income.  If payments cease by reason of the death of an annuitant before the after-tax basis has been fully recovered through Guaranteed Lifetime Income Payments, such unrecovered amounts should be allowable as an income tax deduction in the Contract owner’s last taxable year.

We anticipate that the investment in the Contract will be equal to all amounts paid to us from Your Account.  However, it is possible that the IRS could take the position that such payments are nondeductible expenses that are not includible in your investment in the Contract.

Taxation of Eligible Portfolios that are Not Held by an Individual Retirement Account.

We believe that in both form and substance the Contract is an annuity for income tax purposes and should be taxed in accordance with the rules applicable to annuities.  Similarly, we believe that transactions (such as sales, redemptions, exchanges, distributions, etc.) involving the investments in the Eligible Portfolios should receive the same income tax treatment as would be accorded them in the absence of the Contract.  The taxation of such transactions is outside the scope of this prospectus, and you should consult with your advisors regarding any matters relating to transactions within Your Account.

The sale of any assets in Your Account in order to pay the Contract Fee for your Contract will be a taxable event, in the same manner as if the assets were sold for any other purpose.  Payments of the Contract Fee for your Contract are not on a tax-free basis.

Although the question is not completely free of doubt, we believe that the Eligible Portfolios will not be subject to the “straddle” rules by reason of owning the Contract.  The IRS defines straddle as offsetting positions in actively traded personal property. Positions are considered "offsetting" if holding one position substantially diminishes the risk of loss on another position held by a taxpayer.  If the straddle rules were to apply to the Eligible Portfolios, the holding period for determining whether the sale of an asset qualifies for long-term capital gain treatment would be suspended, and recognition of losses from the sale of investments could be deferred.  To date, there have been no published authorities on this matter, and the IRS may seek to impose the straddle tax rules to your Eligible Portfolio, which could result in adverse tax consequences (such as the deferral of the income tax deduction for losses incurred in Your Account) to you.

Section 1035 Exchanges.

Although Section 1035 of the Internal Revenue Code provides rules that permit the tax-free exchange of annuity contracts under certain conditions, the Contract does not permit any such exchanges, either from or into another annuity.

Qualified Retirement Plans.

The Contract is not offered as an Individual Retirement Annuity described in Section 408(b) of the Internal Revenue Code; however, it may be issued to the trustee or custodian of an Individual Retirement Account described in Section 408(a) of the Internal Revenue Code.  The Contract is not issued to employer sponsored qualified retirement plans described in section 401 of the Internal Revenue Code, or as a tax sheltered annuity described in Section 403(b) of the Internal Revenue Code.

If the Contract is purchased inside an Individual Retirement Account, then the beneficial owner of the Individual Retirement Account must be an annuitant under the Contract.  Payments from the Contract will be made to the Individual Retirement Account.  Income received by an Individual Retirement Account is generally received by it tax free, whereas distributions from the Individual Retirement Account are generally treated as ordinary income (or, in the case of certain distributions from Roth IRAs, as nontaxable income).  For questions regarding tax matters related to your Individual Retirement Account, including matters relating to the taxation of distributions and required minimum distributions, please refer to the information provided to you by the custodian or trustee of the Individual Retirement Account.

We have made no determination as to whether this Contract complies with the terms, conditions and requirements of, or applicable law governing, an Individual Retirement Account.  It is your responsibility to determine such compliance matters.

We are not responsible for administering any legal or tax requirements applicable to your Individual Retirement Account, including but not limited to determining the timing and amount of any distributions that may be required, designation of beneficiaries, etc.  You or your service provider are responsible for all of such matters.

The value of your Contract may be required to be considered in determining the amount of the required distributions from your Individual Retirement Account.  We will provide a value of the Contract to your custodian or trustee upon request, but will not determine the total required minimum distribution amount that your Individual Retirement Account will be required to make.

You should consult with your plan description and your custodian or trustee to determine the income tax consequences with respect to contributions to, ownership of, and distributions from, your Individual Retirement Account.

Income Tax Withholding.

Distributions of income from the Contract are subject to federal income tax.  We will withhold the tax from the distributions unless you request otherwise.  However, under some circumstances, the Internal Revenue Code will not permit you to waive withholding.  Such circumstances include:

•	if you do not provide us with a taxpayer identification number; or

•	if we receive notice from the Internal Revenue Service that the taxpayer identification number furnished by you is incorrect.

If you are prohibited from waiving withholding, as described above, the distribution will be subject to mandatory back-up withholding.  The mandatory back-up withholding rate is established by Section 3406 of the Internal Revenue Code and is applied against the amount of income that is distributed.

State and Local Tax Considerations.

The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus.  Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed.  Prospective purchasers of the Contract should consult a financial consultant, tax advisor or legal counsel to discuss any state or local taxation questions.

Non-Resident Aliens.

Generally, income that is payable to a non-resident alien is subject to federal income tax at a rate of 30%.  We are required to withhold this amount and send it to the Internal Revenue Service.  Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies.  In order to obtain the benefits of such a treaty, the non-resident alien must:

•	Provide us with a properly completed withholding contract claiming the treaty benefit of a lower tax rate or exemption from tax; and

•	Provide us with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, we will withhold 30% of income from the distribution.

Another exemption from the 30% withholding is for the non-resident alien to provide us with:

•	sufficient evidence that the distribution is connected to the non-resident alien’s conduct of business in the United States;

•	sufficient evidence that the distribution is includable in the non-resident alien’s gross income for United States federal income tax purposes; and

•	a properly completed withholding contract claiming the exemption.

Note that for the preceding exemption, the distributions would be subject to the same withholding rules that are applicable to payments to United States persons, including back-up withholding, which is currently at a rate of 28% if a correct taxpayer identification number is not provided.

Payment of Advisory or Service Fees.

Payment of Advisory or Service Fees in excess of 3.00% of Your Account Value will reduce the Guaranteed Lifetime Withdrawal Base and Guaranteed Lifetime Withdrawals under the Contract.  The Withdrawal Exception differs from your Maximum Contract Fee Percentage because the 3% Withdrawal Exception is based on Account Value, while your Maximum Contract Fee Percentage is based on your Guaranteed Lifetime Withdrawal Base.  If you pay advisory or service fees for a Qualified Contract issued to your Individual Retirement Account from other assets in your Individual Retirement Account, that payment will not be a “distribution” from your Individual Retirement Account under the Internal Revenue Code.  If you pay advisory or service fees for a Qualified Contract from other assets held outside your Individual Retirement Account, these fees would generally be treated as an additional contribution to your Individual Retirement Account, would be subject to all of the restrictions and limitations that any other contribution to an Individual Retirement Account would be subject to and, depending on your individual circumstances, may not be a permissible contribution.  Such payment may also have other tax consequences to you, and you should consult a tax advisor for further information.

Seek Tax Advice.

The above description of federal income tax consequences of the different types of IRAs which may be funded by a Qualified Contract offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice.  Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences.  Any person considering the purchase of a Contract in connection with an IRA should first consult a qualified tax advisor, with regard to the suitability of a Qualified Contract for the IRA.

We can provide no assurances, in the event the Internal Revenue Service was to challenge the foregoing treatment that a court would agree with the foregoing interpretations of the law.  You should consult with your independent tax and legal advisors before purchasing the Contract.

PREMIUM TAXES

Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes.  We are responsible for paying these taxes.  Premium taxes will be deducted through the sale or transfer of assets in Your Account, or other agreed upon method, and delivered to us.  Some of these taxes are due when the Contract is issued; others are due when Guaranteed Lifetime Withdrawals begin or upon surrender.  Premium taxes may be deducted from Your Account when we are required to pay them or at a later time.  Premium taxes generally range from 0% to 4%, depending on the state.

MISCELLANEOUS PROVISIONS

Ownership of the Contract

If you and any joint contract owner are individuals, each owner is required to be named as a contract owner.  If the owner is a trust or other non-natural person, an individual must be named as annuitant.

Periodic Communications to Contract Owners

Statements regarding Your Account will be provided to you periodically by your advisor, or a designated third party.

At least once a year during the Accumulation and Withdrawal Phases, we will send you a statement containing information about your Guaranteed Lifetime Withdrawal Base.  For more information, please contact us at our Home Office at the address and phone number on page 1 of this prospectus.

Amendments to the Contract

Changes in the Contract may need to be approved by the state insurance departments.  The consent of the contract owner to an amendment will be obtained to the extent required by law.

Assignment

You may not assign your interest in the Contract during the Accumulation or Withdrawal Phase.  You may not assign your interest in the Contract during the Income Phase without Home Office prior approval.

Misstatements

If the age of the annuitant or any co-annuitant is misstated, any Contract benefits will be re-determined using the correct age(s).  If any overpayments have been made, future payments will be adjusted.  Any underpayments will be paid in full.

DISTRIBUTION (MARKETING) OF THE CONTRACT

Nationwide Investment Services Corporation ("NISC") acts as the national distributor of the Contracts sold through this prospectus.  NISC is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority ("FINRA").  NISC's address is One Nationwide Plaza, Columbus, Ohio 43215.  In Michigan only, NISC refers to Nationwide Investment Svcs. Corporation.  NISC is a wholly owned subsidiary of Nationwide.  We do not pay commissions to NISC or to unaffiliated broker-dealers for the promotion and sale of the Contracts.

NISC does not sell Contracts directly to purchasers.  Contracts sold through this prospectus can be purchased through registered representatives, appointed by Nationwide, of FINRA broker-dealer member firms.  NISC has entered into a selling agreement with CGM to sell the Contracts through their registered representatives.  Their registered representatives are licensed as insurance agents by applicable state insurance authorities and appointed as agents of Nationwide in order to sell the Contracts.  Nationwide offers these Contracts on a continuous basis; however no broker- dealer is obligated to sell any particular amount of Contracts.  For limited periods of time, Nationwide may pay additional compensation to broker-dealers as part of special sales promotions.  Regardless of any amount paid or received by Nationwide, the amount of expenses you pay under the Contract will not vary because of such payments to or from such selling firms.  Nationwide intends to recoup sales expenses through Contract fees or charges from our general account.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The latest Annual Report on Form 10-K for Nationwide has been filed with the Securities and Exchange Commission.  This report is incorporated by reference.  It contains additional information about us, including audited consolidated financial statements for our latest fiscal year.  We filed our most recent Form 10-K on February 29, 2008 and our most recent Form 10-Q on November 6, 2008 (Securities Act of 1933 Act File No. 002-64559).

If requested, we will furnish, without charge, a copy of any and all of the documents incorporated by reference, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference in those documents).  You can request these documents by contacting us:

In writing:              Nationwide Life Insurance Company
5100 Rings Road, RR1-04-F4
Dublin, Ohio 43017-1522
By telephone:       1-800-848-6331
By the internet:     http://www.nationwide.com/nw/investor-relations/index.htm

LEGAL OPINION

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of Nationwide, its authority to issue the Contracts under Ohio law, and the validity of the Contracts under Ohio law have been passed on by Nationwide's Office of General Counsel.

ABOUT NATIONWIDE

Nationwide is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215.  Nationwide is a provider of life insurance, annuities and retirement products.  It is admitted to do business in all states, the District of Columbia and Puerto Rico.

Nationwide is a member of the Nationwide group of companies.  Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the "Companies") are the ultimate controlling persons of the Nationwide group of companies.  The Companies were organized under Ohio law in December 1925 and 1933 respectively.  The Companies engage in a general insurance and reinsurance business, except life insurance.

EXPERTS

The consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report of KPMG LLP covering the December 31, 2007 consolidated financial statements and schedules of Nationwide Life Insurance Company contains an explanatory paragraph that states that Nationwide Life Insurance Company adopted the American Institute of Certified Public Accountants' Statement of Position 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts, in 2007.  KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Nationwide pursuant to the foregoing provisions, or otherwise, Nationwide has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nationwide will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

DEFINITIONS

Accumulation Phase- The phase of the Contract from the time the Contract is issued until the Withdrawal Phase.

Account Value- The value of the assets in the Your Account, as determined as of the close of business on a Valuation Day.

Additional Deposit(s)- Payments applied to Your Account after the Contract is issued.

Annuitant- The person whose life span is used to measure the Guarantee during the Accumulation, Withdrawal and Income Phases under the Contract.

Annuity- The supplemental immediate fixed income annuity contract issued to you when you begin the Income Phase of the Contract.

Annuity Commencement Date- The date the Annuity is issued.

CGM- Citigroup Global Markets Inc. and its Smith Barney and Investment Advisory Services divisions, Citi Private Bank and other Citigroup Inc. affiliates, or any successors.

Client Agreement- The agreement you sign that authorizes CGM and the Overlay Manager to provide the specified services to you regarding Your Account.

Co-annuitant- If the Contract is jointly owned and you elect the Spousal Continuation Option, you must name a spouse as co-annuitant, which is the second person whose life span is used to measure the Guarantee during the Accumulation, Withdrawal and Income Phases under the Contract.

Contract- A binding legal agreement between you and Nationwide.  The Contract document contains critical information specific to your supplemental immediate fixed income annuity, including any endorsements or riders.

Contract Anniversary- The anniversary of the date we issue your Contract.

Contract Fee or Fee- The fee that is assessed quarterly from Your Account during the Accumulation Phase and Withdrawal Phase and remitted to us by CGM.

Contract Fee Percentage -The annualized percentage that is multiplied by your Guaranteed Lifetime Withdrawal Base to determine your Contract Fee.

Contract Owner or you- The person, entity and/or joint owner that maintains all rights under the Contract, including the right to direct who receives Guaranteed Lifetime Income Payments.

Contract Year- The one-year period starting on the date we issue the Contract and each Contract Anniversary thereafter.

Cost of Living Adjustment- An optional feature available for election prior to the Withdrawal Start Date, which provides for a possible 3% cost of living adjustment to the Guaranteed Lifetime Withdrawal Base in exchange for a lower Guaranteed Lifetime Withdrawal Percentage.

Early Withdrawal- Any withdrawal you take from Your Account prior to the Withdrawal Start Date.

Excess Withdrawal- The portion of a withdrawal taken after the Withdrawal Start Date that is in excess of the Guaranteed Lifetime Withdrawal Amount.

General Account- An account that includes our company assets, which are available to our creditors.

Guarantee- Our obligation to pay you Guaranteed Lifetime Income Payments for the rest of your life, provided that you comply with the terms of the Contract.

Guaranteed Lifetime Income Payments- Payments you receive during the Income Phase from Nationwide.

Guaranteed Lifetime Withdrawals- Withdrawals you make after the Withdrawal Start Date during the Withdrawal Phase.  The amount of each Guaranteed Lifetime Withdrawal will be equal to your most recent Guaranteed Lifetime Withdrawal Amount.

Guaranteed Lifetime Withdrawal Amount- The amount that you can withdraw from Your Account each calendar year without reducing your Guaranteed Lifetime Withdrawal Base.  This amount is non-cumulative, meaning that withdrawals not taken cannot be carried over from one year to the next.

Guaranteed Lifetime Withdrawal Base- The amount multiplied by the Guaranteed Lifetime Withdrawal Percentage to determine the Guaranteed Lifetime Withdrawal Amount.  The Guaranteed Lifetime Withdrawal Base may increase or decrease, as described in this prospectus.

Guaranteed Lifetime Withdrawal Percentage-The percentage multiplied by the Guaranteed Lifetime Withdrawal Base to determine the Guaranteed Lifetime Withdrawal Amount, and varies based on age and the time of the withdrawal.

Home Office- Our Home Office that is located at the address shown on the cover page of the prospectus.

Income Phase- The phase of the Contract during which we are obligated to make Guaranteed Lifetime Income Payments to the annuitant.

Individual Retirement Account or IRA- An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.

Joint owner- One of two Contract owners, each of which owns an undivided interest in the Contract. Joint owners must be spouses as recognized under applicable federal law.

Nationwide, we or us- Nationwide Life Insurance Company.

Non-Qualified Contract - A contract that does not qualify for favorable tax treatment under the Internal Revenue Code as an IRA, Roth IRA, SEP IRA, or Simple IRA.

Qualified Contract- A contract that qualifies for favorable tax treatment under the Internal Revenue Code as an IRA, Roth IRA, SEP IRA, or Simple IRA.

Roth IRA- An annuity contract that qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.

SEC or Commission- Securities and Exchange Commission.

SEP IRA- An annuity contract that qualifies for favorable tax treatment under Section 408(k) of the Internal Revenue Code.

Simple IRA- An annuity contract that qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.

Valuation Date- Each day the New York Stock Exchange is open for business.  The value of Your Account is generally determined at the end of each Valuation Date, which is generally at 4:00 p.m. Eastern Time, but may be earlier on certain days and as conditions warrant.

Withdrawal Phase- The phase of the Contract during which you take Guaranteed Lifetime Withdrawals from Your Account.

Withdrawal Start Date- The date you are eligible and affirmatively elect to begin taking annual withdrawals of the Guaranteed Lifetime Withdrawal Amount from Your Account.

You - In this prospectus, “you” means the Contract owner and/or joint owners.

Your Account- The Select UMA account you own, the assets of which are maintained by CGM.

PART II
INFORMATION NOT REQUIRED IN A PROSPECTUS
Item 13.                 Other Expenses of Issuance and Distribution

Registrant anticipates that it will incur the following approximate expenses in connection with the issuance and distribution of the securities to be registered:

Registration fees	$39.30
Estimated Cost of printing and engraving	$32,000
Estimated Legal fees	$32,000
Estimated Accounting fees	$9,600
Estimated Mailing fees	$25,000

Item 14.                 Indemnification of Directors and Officers

Ohio's General Corporation Law expressly authorizes and Nationwide’s Amended and Restated Code of Regulations provides for indemnification by Nationwide of any person who, because such person is or was a director, officer or employee of Nationwide was or is a party; or is threatened to be made a party to:
•	any threatened, pending or completed civil action, suit or proceeding;
•	any threatened, pending or completed criminal action, suit or proceeding;
•	any threatened, pending or completed administrative action or proceeding;
•	any threatened, pending or completed investigative action or proceeding.

The indemnification will be for actual and reasonable expenses, including attorney's fees, judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the Ohio's General Corporation Law.
Nationwide has been informed that in the opinion of the Securities and Exchange Commission the indemnification of directors, officers or persons controlling Nationwide for liabilities arising under the Securities Act of 1933 ("Act") is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act. Nationwide and the directors, officers and/or controlling persons will be governed by the final adjudication of such issue.  Nationwide will not be required to seek the court’s determination if, in the opinion of Nationwide’s counsel, the matter has been settled by controlling precedent.

Item  15                 Recent Sales of Unregistered Securities – not applicable.

Item 16.                                                                                                                          Exhibits and Financial Schedules
 (a)                 Exhibit              Description
1	Form of Underwriting Agreement – filed previously on October 2, 2008, with Pre-Effective Amendment 3 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-149613.
2	Not applicable
3(i)
Amended Articles of Incorporation Nationwide Life Insurance Company - filed previously on October 2, 2008, with Pre-Effective Amendment 3 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-149613.

3(ii)
Nationwide Life Insurance Company Amended and Restated Code of Regulations - filed previously on October 2, 2008, with Pre-Effective Amendment 3 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-149613.

4(i)	Individual Single Purchase Payment Immediate Fixed Income Annuity Non-Participating Contract – to be filed by subsequent pre-effective amendment.
4(ii)	Supplemental Option To The Individual Single Purchase Payment Immediate Fixed Income Annuity – to be filed by subsequent pre-effective amendment.
4(iii)	Application for Individual Single Purchase Payment Immediate Fixed Income Annuity – to be filed by subsequent pre-effective amendment.
5	Opinion Regarding Legality – attached hereto.
6	Not applicable
7	Not applicable
8	None.
9	Not applicable
10	Form of Administrative Services Agreement – to be filed by subsequent pre-effective amendment.
11	Not applicable
12	Not applicable
13	Not applicable
14	Not applicable
15	Not applicable
16	Not applicable
17	Not applicable
18	Not applicable
19	Not applicable
20	Not applicable
21	Subsidiaries of the Registrant – filed previously on October 2, 2008, with Pre-Effective Amendment 3 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-149613.
22	Not applicable
23(i)	Consent of Independent Registered Public Accounting Firm. – to be filed by subsequent pre-effective amendment.
23(ii)	Consent of Counsel – Attached hereto as Exhibit 5.
24	Power of Attorney – Attached hereto.
25	Not applicable
26	Not applicable
27	Not applicable

(b)	Financial Statement Schedules

None

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of Contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officers or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on the 14th of November, 2008.
NATIONWIDE LIFE INSURANCE COMPANY
                                                                                         (Registrant)
By: /s/ JAMIE RUFF CASTO
                                  Jamie Ruff Casto

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on this 14th of November, 2008.

W. G. JURGENSEN
W. G. Jurgensen, Director and Chief Executive Officer
ARDEN L. SHISLER
Arden L. Shisler, Chairman of the Board
JOSEPH A. ALUTTO
Joseph A. Alutto, Director
JAMES G. BROCKSMITH, JR.
James G. Brocksmith, Jr., Director
KEITH W. ECKEL
Keith W. Eckel, Director
LYDIA M. MARSHALL
Lydia M. Marshall, Director
MARTHA MILLER DE LOMBERA
Martha Miller de Lombera, Director
DAVID O. MILLER
David O. Miller, Director
JAMES F. PATTERSON
James F. Patterson, Director
GERALD D. PROTHRO
Gerald D. Prothro, Director
ALEX SHUMATE
Alex Shumate, Director
THOMAS F. ZENTY III
Thomas F. Zenty III, Director
By /s/ JAMIE RUFF CASTO
Jamie Ruff Casto
Attorney-in-Fact